UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

_______________

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Clearwater Analytics Holdings, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Fellow Stockholders,
We are pleased to invite you to attend our Annual Meeting of stockholders of Clearwater Analytics Holdings, Inc. (“Clearwater” or the “Company”) to be held on Tuesday, June 11, 2024, at 2:00 p.m. Eastern Time (the “Annual Meeting”). The Annual Meeting will be conducted virtually. In order to attend the Annual Meeting, you must register in advance by Sunday, June 9, 2024, at 5:00 p.m. Eastern Time at www.proxydocs.com/ CWAN. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting and will also permit you to submit questions.
The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:
1.to elect three nominees identified in the accompanying proxy statement to serve as Class III directors until the 2027 Annual Meeting and until their successors are duly elected and qualified;
2.to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024;

3.to approve, on a non-binding advisory basis, the compensation of our named executive officers;

4.to approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers every 1, 2 or 3 years; and
5.to transact other business as may properly come before the meeting or any adjournment of the meeting.
Our Board of Directors (the “Board”) has set the record date as April 15, 2024. Only stockholders that owned shares of the Company’s common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment or postponement thereof.
Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.
Sincerely,
/s/ Sandeep Sahai
Sandeep Sahai
Chief Executive Officer

777 W. Main St., Suite 900, Boise, ID 83702
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
The 2024 annual meeting of stockholders of Clearwater Analytics Holdings, Inc. will be held live via the Internet on Tuesday, June 11, 2024, at 2:00 p.m. Eastern Time for the following purposes:
1.to elect three nominees identified in the accompanying proxy statement to serve as Class III directors until the 2027 Annual Meeting and until their successors are duly elected and qualified;
2.to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024;
3.to approve, on a non-binding advisory basis, the compensation of our named executive officers;
4.to approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers every 1, 2 or 3 years; and
5.to transact other business as may properly come before the meeting or any adjournment of the meeting.
In accordance with Securities and Exchange Commission rules that allow us to furnish our proxy materials over the Internet, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials, instead of a paper copy of the proxy materials, on or about April 29, 2024. The notice contains instructions on how to access the proxy materials over the Internet and how to submit your proxy via the Internet. If you would like to receive a paper copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting a paper copy of such materials included in the notice, as well as in the accompanying proxy statement.
We have adopted a virtual format for our Annual Meeting. In order to attend the Annual Meeting, you must register in advance by Sunday, June 9, 2024, at 5:00 p.m. Eastern Time at www.proxydocs.com/CWAN. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and will also permit you to submit questions. Please be sure to follow instructions found on your proxy card and/or Voting Authorization Form and subsequent instructions that will be delivered to you via email. You will find more information on the matters for voting in the proxy statement on the following pages. If you are a stockholder of record, you may vote by mail, by toll-free telephone number or by using the Internet.
Your vote is important! We strongly encourage you to exercise your right to vote as a stockholder. Please sign, date and return the enclosed proxy card or voting instruction card in the envelope provided, call the toll-free number or log on to the Internet. You may revoke your proxy at any time before it is exercised.
You will find instructions on how to vote on page 3.
By Order of the Board,
/s/ Alphonse Valbrune
Alphonse Valbrune
Chief Legal Officer & Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 11, 2024.
This proxy statement and our annual report to stockholders are available on the Internet at www.proxydocs.com/CWAN. On this site, you will be able to access our 2024 proxy statement and our 2023 Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and all amendments or supplements to the foregoing material that are required to be furnished to stockholders.

GLOSSARY
As used in this Proxy Statement, the terms identified below have the meanings specified below unless otherwise noted or the context indicates otherwise:
•“Company,” “we,” “us,” “our,” “Clearwater” and similar references refer, (1) following the consummation of the Transactions, to Clearwater Analytics Holdings, Inc., and, unless otherwise stated, all of its direct and indirect subsidiaries, including CWAN Holdings, LLC, and (2) prior to the completion of the Transactions, to CWAN Holdings, LLC and, unless otherwise stated, all of its direct and indirect subsidiaries.
•“2023 Annual Report” refers to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 29, 2024.
•“Continuing Equity Owners” refers collectively to direct or indirect holders of LLC Interests and/or our Class B common stock, Class C common stock and/or Class D common stock immediately following consummation of the Transactions, including the Principal Equity Owners and certain of our directors and officers and their respective Permitted Transferees who may exchange at each of their own options, in whole or in part from time to time, their LLC Interests (along with an equal number of shares of Class B common stock or Class C common stock, as the case may be (and such shares shall be immediately cancelled)) for newly issued shares of our Class A common stock or our Class D common stock, as the case may be, and additionally holders of shares of our Class D common stock may convert such shares at any time for newly issued shares of our Class A common stock, on a one-for-one basis (in which case their shares of our Class D common stock will be cancelled on a one-for-one basis upon any such issuance).
•“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.
•“IPO” refers to our initial public offering which closed in September 2021.
•“LLC Agreement” refers to CWAN Holdings, LLC’s Third Amended and Restated Limited Liability Company Agreement.
•“LLC Interests” refers to the common units of CWAN Holdings, LLC.
•“NYSE” refers to the New York Stock Exchange.
•“Other Continuing Equity Owners” refers to Continuing Equity Owners who are not also Principal Equity Owners.
•“Permira” refers to Permira Advisers LLC, one of our largest owners through holdings by its affiliates.
•“Permitted Transferee” refers to, subject to the provisions of the LLC Agreement, (a) with respect to any Principal Equity Owner, any of such Principal Equity Owner’s affiliates and (b) with respect to any Other Continuing Equity Owner, any such Other Continuing Equity Owner’s affiliates or, in the case of individuals, members of their immediate family.
•“Principal Equity Owners” refers to Welsh Carson, Warburg Pincus, Permira and their respective affiliates and Permitted Transferees.
•“SEC” refers to the Securities and Exchange Commission.
•“Securities Act” refers to the Securities Act of 1933, as amended.
•“Transactions” refers to reorganization transactions undertaken in connection with our IPO and further described under “Transactions” in Note 1 to our audited consolidated financial statements included in Part II, Item 8 of our 2023 Annual Report.
•“Warburg Pincus” refers to Warburg Pincus LLC, one of our largest owners through holdings by its affiliates.
•“Welsh Carson” refers to Welsh, Carson, Anderson & Stowe, one of our largest owners through holdings by its affiliates.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q: Why did I receive these materials?
The board of directors of the Company (the “Board”) is soliciting your proxy to vote at our 2024 Annual Meeting of stockholders (or at any postponement or adjournment of the meeting). Stockholders who own shares of our common stock as of the record date, April 15, 2024 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.
Q: Who will be entitled to vote?
Stockholders who own shares of our common stock as of the close of business on the Record Date (April 15, 2024) are entitled to vote at the Annual Meeting. As of the Record Date, the Company had 146,214,291 shares of Class A common stock outstanding, 111,191 shares of Class B common stock outstanding, 27,424,288 shares of Class C common stock outstanding and 71,965,845 shares of Class D common stock outstanding. Holders of shares of Class A common stock and Class B common stock are entitled to one vote per share. Holders of shares of Class C common stock and Class D common stock are entitled to ten votes per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q: What will I be voting on?
You will be voting:
1.to elect three nominees identified in this Proxy Statement to serve as Class III directors until the 2027 Annual Meeting and until their successors are duly elected and qualified;
2.to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024;

3.to approve, on a non-binding advisory basis, the compensation of our named executive officers;

4.to approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers every 1, 2 or 3 years; and
5.to transact other business as may properly come before the meeting or any adjournment of the meeting.
Q: How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.FOR the election of Eric Lee, Cary Davis and Andrew Young as Class III directors;
2.FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2024;

3.FOR, on a non-binding advisory basis, the compensation of our named executive officers; and

4.Approve, THREE YEARS, on a non-binding advisory basis, as the frequency of future stockholder advisory votes on the compensation of our named executive officers.
Q: How do I access the proxy materials, including the 2023 Annual Report and this Proxy Statement?
We are pleased to take advantage of SEC rules that allow us to furnish our proxy materials, including our 2023 Annual Report and this Proxy Statement (the “Proxy Materials”), over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the Proxy Materials. The Notice contains instructions on how to access those documents over the Internet and how to submit a proxy via the Internet. The Notice also contains instructions on how to request a paper copy of the Proxy Materials. All stockholders who do not receive the Notice will receive a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by e-mail. This process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing the Proxy Materials. This Proxy Statement and our 2023 Annual Report are available at www.proxydocs.com/CWAN.
Q: How do I cast my vote?
Beneficial or “Street Name” Stockholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial stockholder, otherwise referred to as a “street name” holder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.
Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and may vote your shares as follows:
•By Mail: Sign, date and return the enclosed proxy card in the postage paid envelope provided.
•By Telephone or Internet: Call the toll-free number listed on your proxy card, log on to the website listed on your proxy card or scan the QR code on your proxy card and follow the simple instructions provided.
•By Attending the Annual Meeting on the Internet: Vote at the Annual Meeting via the Internet.
The telephone and Internet voting procedures are designed to allow you to vote your shares and to confirm that your instructions have been properly recorded consistent with applicable law. Please see your proxy card for specific instructions.
Q: How do I participate in the Annual Meeting?
The Annual Meeting will be accessible through the Internet. We believe a virtual-only meeting format facilitates stockholder attendance and participation by enabling all stockholders to participate fully and equally using an Internet-connected device from any location around the world. In addition, the virtual-only meeting format increases our ability to engage with all stockholders, regardless of size, resources or physical location, and enables us to protect the health and safety of all attendees. You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the meeting. In order to attend the Annual Meeting, you must register in advance by Sunday, June 9, 2024 at 5:00 p.m. Eastern Time at www.proxydocs.com/CWAN. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting and to vote and submit questions during the meeting. Please be sure to follow instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email.
On the day of the Annual Meeting, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting.
The Annual Meeting will begin promptly at 2:00 p.m. Eastern Time.
Our virtual Annual Meeting will allow stockholders to submit questions before and during the Annual Meeting. During a designated question and answer period at the Annual Meeting, we will respond to appropriate questions submitted by stockholders.
Q: How may I change or revoke my proxy?
Beneficial Stockholders. Beneficial stockholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.
Registered Stockholders. Registered stockholders may change a proxy at any time before its exercise:
•By delivering a written notice of revocation to the Secretary of the Company;
•By executing and delivering another proxy that bears a later date;
•By voting by telephone at a later time
•By voting over the Internet at a later time; or

•By voting in person at the meeting on the Internet.
Q: Why is the Annual Meeting virtual only?
Hosting a virtual meeting makes it easy for our stockholders to participate from any location around the world.
In addition, having a virtual meeting helps to protect the health and well-being of the attendees (employees, directors, stockholders and the general public). We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our stockholders and the Company.
Q: What is the required quorum to conduct business at the Annual Meeting?
As of the Record Date, the Company had 146,214,291 shares of Class A common stock outstanding, 111,191 shares of Class B common stock outstanding, 27,424,288 shares of Class C common stock outstanding and 71,965,845 shares of Class D common stock outstanding. The presence of the holders of record of a majority of the voting power of the issued and outstanding shares of common stock of the Company entitled to vote at the Annual Meeting, present in person or represented by a proxy, will constitute a quorum. A quorum is required in order to hold and conduct business at the Annual Meeting. Your shares are counted as present at the Annual Meeting if you:
•Are present in person at the virtual Annual Meeting; or
•Have properly submitted a proxy card by mail or submitted a proxy by telephone or over the Internet.
If you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If you are a beneficial stockholder, your shares are counted as present for purposes of determining a quorum if your broker, bank, trust or other nominee submits a proxy covering your shares. Your broker, bank, trust or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust or other nominee on how to vote on those matters. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum. Please see below under “— What is the voting requirement to approve each of the proposals, and how are the votes counted?”
Q: What is a “broker non-vote”?
A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you are a beneficial holder and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Brokers generally have discretionary authority to vote on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. Brokers do not have discretionary authority, however, to vote on the election of directors to serve on our Board.
Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 — ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Withhold votes and broker non-votes will not impact the election of the nominees, although they will be considered present for purposes of determining the presence of a quorum.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The affirmative vote of the holders of a majority of the voting power of the shares of common stock present in person or represented by proxy and entitled to vote on the subject matter is required to approve the ratification of KPMG LLP as our independent registered public accounting firm. Abstentions and withhold votes will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. Brokers generally have discretionary authority to vote on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm. Therefore, we do not expect that there will be broker non-votes with respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024.

PROPOSAL 3 — ADVISORY VOTE REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The affirmative vote of the holders of a majority of the voting power of the shares of common stock present in person or represented by proxy and entitled to vote on the subject matter is required to approve the compensation of our named executive officers on an advisory, non-binding basis. Because this proposal is an advisory vote, the result will not be binding on our Board. Our Board and our Compensation Committee will consider the outcome of the vote when determining named executive officer compensation. Abstentions and withhold votes will be counted as present and entitled to vote on this proposal and will therefore have the effect of a negative vote. Brokers do not have discretionary authority to vote on the compensation of our named executive officers on an advisory, non-binding basis, therefore broker non-votes are not considered entitled to vote on this proposal and will have no effect on the outcome of the vote.

PROPOSAL 4 — ADVISORY VOTE TO RECOMMEND WHETHER FUTURE NON-BINDING STOCKHOLDER VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR EVERY "ONE YEAR", "TWO YEARS" OR "THREE YEARS"
The advisory vote to recommend whether future non-binding stockholder votes to approve the compensation of our named executive officers should occur every "ONE YEAR", "TWO YEARS" or "THREE YEARS" is an advisory vote so the result will not be binding on our Board; however, our Compensation Committee and our Board will deem the alternative frequency among "ONE YEAR," "TWO YEARS" or "THREE YEARS" that receives the highest number of votes cast as the frequency preferred by our stockholders. Withhold votes and broker non-votes will not have an effect on the outcome of this proposal, although they will be considered present for purposes of determining the presence of a quorum.
The following table summarizes the voting requirements and the effects of broker non-votes and “withhold” votes or abstentions on each of the proposals to be voted on at the Annual Meeting:

	Proposals	Vote Required to Adopt the Proposal	Effect of Broker Non-Votes	Effect of Withhold Votes or Abstentions

1)	Election of Directors	The three nominees who receive the most "FOR" votes will be elected.	None	None
2)	Ratification of Independent Registered Public Accounting Firm	The affirmative "FOR" vote of a majority of the shares present and entitled to vote is required to ratify the selection of KPMG LLP.	Not applicable	Against
3)	Advisory vote regarding the compensation of our Named Executive Officers
The compensation of our named executive officers, to be approved on an advisory, non-binding basis, requires the affirmative "FOR" vote of a majority of the shares present and entitled to vote to be approved.
			None	Against
4)	Advisory vote to recommend whether future non-binding stockholder votes to approve the compensation of our named executive officers should occur every "ONE YEAR", "TWO YEARS" or "THREE YEARS"	The alternative frequency among "ONE YEAR", "TWO YEARS" or "THREE YEARS" that receives the highest number of votes cast will be deemed to be the frequency preferred by our stockholders.	None	None
Q: How will my shares be voted if I sign and return my proxy card with no votes marked?
If you sign and return your proxy card with no votes marked, your shares will be voted as follows:
a)FOR the election of all nominees for director identified in this Proxy Statement (Proposal 1);
b)FOR ratification of the Company’s independent registered public accounting firm (Proposal 2);
.

c)FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers; and

d)Approve "THREE YEARS," on a non-binding advisory basis, as the frequency of future non-binding, advisory stockholder votes to approve the compensation of our named executive officers.
Q: How will the results of the vote be tabulated?
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Q: When will the results of the vote be announced?
The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q: What is the deadline for submitting a stockholder proposal or director nomination for the 2025 Annual Meeting?
Stockholder proposals pursuant to SEC Rule 14a-8 for the Company’s annual meeting of stockholders to be held in 2025 (the “2025 Annual Meeting”) must be received by the Company at our principal executive offices at 777 W. Main St., Suite 900, Boise, ID 83702 no later than December 30, 2024.
In addition, our bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2025 Annual Meeting, you must submit a timely written notice in accordance with the procedures described in our bylaws. To be timely, a stockholders’ written notice must be delivered to the Secretary of the Company at the principal executive offices of the Company no later than 90 days nor earlier than 120 days prior to the date of the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2025 Annual Meeting, such a proposal must be received on or after February 11, 2025, but not later than March 13, 2025. If the date of the 2025 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the 2024 Annual Meeting, to be timely, notice by the stockholder must be so delivered not earlier than the 120th day prior to the 2025 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2025 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2025 Annual Meeting is first made. If the number of directors to be elected to the Board at an annual meeting is increased and there is not a public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board at least 100 calendar days prior to the first anniversary of the 2024 Annual Meeting, notice by a stockholder will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the close of business on the tenth calendar day following the day on which such public announcement is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our bylaws.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Since our bylaws impose an earlier deadline for such a notice than Rule 14a-19(b)(1), the noticing stockholder’s proposal must be received by the Company in compliance with our bylaws in order to be timely delivered.

PROPOSAL 1 – ELECTION OF DIRECTORS
Our Board is composed of ten individuals, including our chair.
Our certificate of incorporation provides that our Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. The Board is divided among the three classes as illustrated in the table below:

Name	Class	Age	Position	Director Since Fiscal Year	Current Term Expires Fiscal Year	Expiration of Term For Which Nominated
Jacques Aigrain	I	69	Director	2021	2025
Kathleen A. Corbet	I	64	Director	2021	2025
Lisa Jones	I	62	Director	2022	2025
Jaswinder Pal Singh	I	59	Director	2022	2025
Christopher Hooper	II	43	Director	2021	2026
D. Scott Mackesy	II	55	Director	2022	2026
Sandeep Sahai	II	61	CEO & Director	2021	2026
Eric Lee	III	52	Chair	2021	2024	2027
Cary Davis	III	57	Director	2021	2024	2027
Andrew Young	III	46	Director	2021	2024	2027
As illustrated above, upon the recommendation of the Nominating and Corporate Governance Committee, the full Board has considered and nominated Eric Lee, Cary Davis and Andrew Young to serve as Class III Directors for a three-year term expiring in 2027. Action will be taken at the Annual Meeting for the election of these three Class III Director nominees.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of the director nominees. All of the nominees have indicated that they will be willing and able to serve as directors. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.

Nominees for Election to the Board in 2024
The following information describes the offices held, other business directorships and the term of service of each director nominee, as well as the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the director nominee should serve as a director. Beneficial ownership of equity securities for these director nominees is shown under “Security Ownership of Certain Beneficial Owners and Management” below.

Class III Director Nominees to Serve for a Three-Year Term Expiring at the 2027 Annual Meeting.
Eric Lee has been the Chair of our Board since September 2016 (including service as the chair of CWAN Holdings, LLC prior to the IPO). Mr. Lee is a General Partner at Welsh Carson, serves as its Head of Diversity and Inclusion, and is a member of the Management and Investment Committees. Mr. Lee joined Welsh Carson in 1999 and helps to lead the firm’s Technology investment practice. He currently serves on the board of directors for Owl Practice Suite, a Welsh Carson portfolio company. Before joining Welsh Carson, he worked at Goldman Sachs & Co. in the Mergers & Acquisitions and High Technology investment banking groups from 1995 to 1999. Mr. Lee holds a bachelor’s degree from Harvard College.
We believe Mr. Lee’s experience in technology investments, finance and mergers and acquisitions qualifies him to serve as a director of our Board.
Cary Davis has been a Director since November 2020 (including service as a director of CWAN Holdings, LLC prior to the IPO). Mr. Davis joined Warburg Pincus in 1994 and is responsible for Technology investments in the Software and Financial Technology sectors. He currently serves as a Director of Crowdstrike and several private companies. Mr. Davis is Chairman Emeritus of the American Academy in Rome and a Trustee of the Andy Warhol Foundation. Prior to joining Warburg Pincus, Mr. Davis was an Executive Assistant to Michael Dell at Dell Computer and a consultant at McKinsey & Company. He has also been an adjunct professor at the Columbia University Graduate School of Business, Chairman of the Jewish Community House of Bensonhurst and Chairman of the Boys Prep Charter School. Mr. Davis holds a bachelor’s degree in Economics from Yale University and an MBA from Harvard Business School.
We believe Mr. Davis’ experience in technology investments, finance and mergers and acquisitions qualifies him to serve as a director of our Board.
Andrew Young has been a Director since November 2020 (including service as a director of CWAN Holdings, LLC prior to the IPO). Mr. Young joined the London office of Permira Advisers in 2011 and relocated to Menlo Park in 2018, where he currently works as a Partner. He also serves on the board of Zwift, Seismic, Carta and Reorg Research. Prior to joining Permira, Mr. Young worked for Pacific Equity Partners as an investment executive in their Sydney and New York offices. Before that, he worked as an associate at Citi. Mr. Young holds a bachelor’s degree in Finance from University of Technology, Sydney and an MBA from London Business School.
We believe Mr. Young’s experience in technology investments, finance and mergers and acquisitions qualifies him to serve as a director of our Board.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

CONTINUING MEMBERS OF THE BOARD
The following information describes the offices held, other business directorships, the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year, as well as the experiences, qualifications, attributes or skills that caused the Board to determine that the director should serve as a director. Beneficial ownership of equity securities for these directors is also shown under “Security Ownership of Certain Beneficial Owners and Management” below.

Class I Directors (terms expiring in fiscal year 2025)
Jacques Aigrain has been a Director since February 2021 (including service as a director of CWAN Holdings, LLC prior to the IPO). Mr. Aigrain currently serves as Chairman of the board of directors at LyondellBasell NV since 2011. He has served as Chairman of the board of directors at TradeWeb Markets Inc. since July 2023 and has served as a director there since August 2022. Mr. Aigrain was a director of the London Stock Exchange Group

(LSEG Ltd) until April 2022 and WPP Plc until May 2022, both since 2013. Mr. Aigrain worked for nine years at SwissRe AG, including as Chief Executive Officer, and spent 20 years in global leadership roles at JP Morgan Chase & Co. in New York, London and Paris. Mr. Aigrain holds a master’s degree in economics from Paris Dauphine University and a PhD in economics from Sorbonne University.
We believe Mr. Aigrain’s extensive experience in finance and as a chief executive officer, and his experience on the audit committees of public companies, including as chair, qualifies him to serve as a director of our Board.
Kathleen A. Corbet has been a Director since March 2021 (including service as a director of CWAN Holdings, LLC prior to the IPO). She also serves as principal at Cross Ridge Capital, LLC, a venture capital and management consulting firm she founded in 2008 for early-stage venture firms, government agencies, municipalities and non-profit enterprises. Ms. Corbet currently serves on the board of Massachusetts Mutual Life Insurance Company (since 2008). In addition, she served as President of Standard & Poor’s from 2004 to 2007. Ms. Corbet held several executive positions with AllianceBernstein from 1993 to 2004, including Chief Executive Officer of the Alliance Fixed Income division from 2000 to 2004. She also held directorships at BlackRock TCP Capital Corp., CEB Inc. and AxiomSL. Ms. Corbet holds a bachelor’s degree in computer science and marketing from Boston College and an MBA from New York University Stern School of Business.
We believe Ms. Corbet’s extensive experience in finance and as a chief executive officer, and her service on the audit committees of public companies, including as chair, qualifies her to serve as a director of our Board.
Lisa Jones has been a Director since September 2022. Ms. Jones has been the Head of the Americas, President and Chief Executive Officer of Amundi US, Inc. since August 2014. She is also President of Amundi Distributor, Inc., head of the US Executive Committee and US Management Committee, and member of the Global Executive Committee at Amundi US, Inc. Ms. Jones’ past roles include President and CEO at Pioneer Investments, Managing Director and Global Head of Distribution at Morgan Stanley Investment Management, Head of Institutional Business at Eaton Vance Corporation, and President of the Institutional Division at MFS Investment Management. Ms. Jones holds a degree in economics from Trinity College.
We believe Ms. Jones’ deep expertise in the financial services and asset management sector serving markets all over the world, and her experience as a chief executive officer, qualifies her to serve as a director of our Board.
Jaswinder Pal Singh has been a Director since July 2022. Dr. Singh is a tenured full professor of Computer Science at Princeton University, holding an endowed University chaired professorship. He currently serves as Chairman at 8x8, Inc. and as a director at Hiro Systems, PBC. Dr. Singh is the co-founder of CaaStle and Trust Machines. He has also served as a consultant to Intel, Microsoft and the US Government. Dr. Singh graduated from Princeton University with degrees in electrical engineering and computer science and obtained his master’s and PhD degrees from Stanford University.
We believe Dr. Singh’s expertise in technology, computer science and cybersecurity, coupled with his experience as a company founder and board chair of a public corporation qualifies him to serve as a director of our Board.

Class II Director Nominees to Serve for a Three-Year Term Expiring at the 2026 Annual Meeting.
Christopher Hooper has been a Director since July 2017 (including service as a director of CWAN Holdings, LLC prior to the IPO). Mr. Hooper has served since 2017 as a General Partner in the Technology Group at WCAS, is a member of the Management Committee and leads the firm’s San Francisco office, having originally joined WCAS in 2005. He currently serves as a Director at Green Street, Avetta and LINQ. Earlier in his career, Mr. Hooper worked as a Principal at Golden Gate Capital in San Francisco and as an Analyst at Lazard in New York. Mr. Hooper holds a bachelor’s degree from Colgate University.
We believe Mr. Hooper’s expertise in technology investments, finance and mergers and acquisitions qualifies him to serve as a director of our Board.
D. Scott Mackesy has been a Director since December 2022. Mr. Mackesy is the managing partner of Welsh Carson and is a member of its management committee, having joined Welsh Carson in 1998. Mr. Mackesy focuses on overall firm strategy at Welsh Carson. Mr. Mackesy currently serves on the board of directors for several of Welsh Carson’s portfolio companies, including Avetta, CenterWell Primary Care, Emerus and Valtruis. Prior to joining Welsh Carson, Mr. Mackesy worked for six years at Morgan Stanley Dean Witter. Mr. Mackesy holds a Bachelor of Arts degree from the College of William & Mary.

We believe Mr. Mackesy’s expertise in technology investments, finance and mergers and acquisitions, as well as his leadership experience as the managing partner of Welsh Carson, qualifies him to serve as a director of our Board.
Sandeep Sahai has been our Chief Executive Officer since July 2018 and a Director since September 2016 (including service as the Chief Executive Officer and a director of CWAN Holdings, LLC prior to the IPO). During his tenure, the Company has grown across both its core markets and new regions. From a largely single office business, the Company now has offices and operating centers around the world and serves large and complex global customers. Before Clearwater, he held the title of CEO of Solmark from 2014 to June 2018, an investment partnership where he was the lead partner. Previously, Mr. Sahai worked for Headstrong from 2004 to 2011, including as President and Chief Operating Officer from 2007 to 2009, and President and Chief Executive Officer from 2009 to 2011. After Headstrong’s acquisition by Genpact in 2011, Mr. Sahai served as Senior Vice President of IT Solutions and Capital Markets at Genpact from 2011 to 2014. Mr. Sahai also held directorships at AIM Software (Austria) from 2015 to 2019, Simeio Solutions from 2015 to 2020 and Magic Software from 2014 to 2018. In addition, he served as an Operating Partner at Welsh Carson beginning in 2014. Mr. Sahai holds an engineering degree from the Indian Institute of Technology, Varanasi and an MBA from the Indian Institute of Management, Kolkata.
We believe Mr. Sahai’s successful leadership of Clearwater into a period of strong and consistent growth, his deep understanding of the Company, technology operations and the investment accounting industry, and his experience as an entrepreneur and business leader, qualifies him to serve as a director of our Board.

BOARD OF DIRECTORS AND CERTAIN CORPORATE GOVERNANCE MATTERS
Our business and affairs are managed under the direction of our Board, which is composed of ten individuals, including our chair. Our Board has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee.
Our certificate of incorporation provides that our Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms.
Our Boards’ policy is to encourage selection of directors who will contribute to the Company’s overall corporate goals. The Board is composed of individuals that have experience in a number of areas deemed important to the Company’s success, including technology investments and operations, leadership, strategy and strategic planning, finance, risk management, cybersecurity, corporate governance, mergers and acquisitions, diversity and inclusion and entrepreneurship. The Company’s Nominating and Corporate Governance Committee believes that all directors must, at a minimum, meet the Company’s Code of Ethics and Corporate Governance Guidelines, which include the following criteria:
•directors should be persons of good reputation and character who conduct themselves in accordance with high personal and professional ethical standards, including the policies set forth in the Company’s Code of Ethics;
•directors should have the educational background, experience, qualifications and skills relevant for effective management and oversight of the Company’s management, which may include experience at senior executive levels in comparable companies, public service, professional service firms or educational institutions;
•directors must have the time and willingness to effectively carry out their duties and responsibilities; and
•the Board as a whole should consider its diversity, including gender, race and ethnicity.
Although the Board does not have a specific diversity target or policy, we value diversity and six of our ten Board members identify as female, a racial or ethnic minority or a member of the LGBTQ+ community. The director demographic matrix below provides certain highlights of the composition of our Board members and Board nominees.
Board Diversity Matrix
(As of April 29, 2024)

Total Number of Directors	10

Gender:	Female	Male	Non-Binary	Gender Undisclosed
Number of Directors Based on Gender Identity	2	8	N/A	N/A
Demographic Background Number of Directors Who Identify in Any of the Categories Below:
African American or Black	0	0	N/A	N/A
Alaskan Native or Native American	0	0	N/A	N/A
Asian	0	3	N/A	N/A
Hispanic or Latinx	0	0	N/A	N/A
Native Hawaiian or Pacific Islander	0	0	N/A	N/A
White	2	5	N/A	N/A
Two or More Races or Ethnicities	0	0	N/A	N/A
LGBTQ+	0	1	N/A	N/A
Did Not Disclose Demographic Background	0	0	N/A	N/A
The Nominating and Corporate Governance Committee has determined that all of our directors meet the criteria and qualifications set forth in the Company’s Code of Ethics, the Corporate Governance Guidelines and the criteria summarized above for director nominees.

Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation, our bylaws and the Stockholders’ Agreement, our Class I directors will serve until the annual meeting of stockholders to be held in fiscal year 2025, our Class II directors will serve until the annual meeting of stockholders to be held in fiscal year 2026, and our Class III directors will serve until this Annual Meeting. In addition, our certificate of incorporation provides that as long as our Principal Equity Owners beneficially own (directly or indirectly) 50% or more of the voting power of the Company entitled to vote, directors may be removed with or without cause upon the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon. However, once our Principal Equity Owners cease to beneficially own in the aggregate (directly or indirectly) 50% or more of the voting power of the Company, our directors may be removed only for cause upon the affirmative vote of at least 66 2/3% of the voting power of our outstanding shares of stock entitled to vote thereon.
Stockholders’ Agreement
The Stockholders’ Agreement described under “Certain Relationships and Related Party Transactions— Stockholders’ Agreement” provides that, while we are a controlled company, our Principal Equity Owners have the right to designate all of the nominees to our Board subject to the maintenance of certain ownership requirements. When we are no longer a controlled company, the Principal Equity Owners will have the right to designate six members of our Board subject to the maintenance of certain ownership requirements in us. The Stockholders’ Agreement provides that the authorized number of directors will not increase above ten for so long as the Company is a controlled Company (or eleven for so long as the Company is not a controlled company).
Stockholder Recommendations for Director Nominees
The Nominating and Corporate Governance Committee will consider stockholder nominations for membership on the Board. For the 2025 Annual Meeting, nominations may be submitted to 777 W. Main St., Suite 900, Boise, ID. 83702, Attn: Chief Legal Officer and Corporate Secretary, and such nominations will then be forwarded to the Chair of the Nominating and Corporate Governance Committee.
Subject to the terms of our certificate of incorporation and bylaws, as well as the Stockholders’ Agreement, the Nominating and Corporate Governance Committee will identify the desired skills and experience of a new director and will nominate individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating and Corporate Governance Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates will then be evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee Charter, and the same process will be used for all candidates, including candidates recommended by stockholders.
Controlled Company Exemption
The Principal Equity Owners control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under NYSE corporate governance standards. As a controlled company, exemptions under the NYSE standards free us from the obligation to comply with certain corporate governance requirements, including the requirements:
•that a majority of our Board consist of independent directors;
•that nominating and corporate governance matters be decided solely by independent directors; and
•that employee and officer compensation matters be decided solely by independent directors.
We intend to continue to utilize these exemptions. These exemptions do not modify the independence requirements for our Audit Committee, and we intend to comply with the requirements of Rule 10A-3 under the Exchange Act, and the rules of NYSE within the applicable time frame.
Our Human Capital Management and Culture
We have a team-oriented culture and encourage candor from our employees, which we believe helps us to succeed and drive operational excellence. We also seek to, and have a history of, promoting from within our organization as well as hiring top talent from outside of our company to expand our capabilities. We continually monitor and evaluate employee engagement.

We aim to hire individuals who share our passion, commitment and entrepreneurial spirit. We are also committed to diversity and inclusion because we believe that diversity leads to better outcomes for our business and enables us to better meet the needs of our clients. We recognize the importance of diversity in leadership roles within our company.
We encourage our employees to operate by a common set of values, which includes being:
•Infectiously passionate about Clearwater;
•Intensely committed to our clients;
•Devoted to building an outstanding, engaged team;
•Focused on execution and dedicated to getting things done;
•Continuously innovative and improving;
•Dedicated to building truly differentiated offerings; and
•Committed to having values beyond reproach.
We believe that operating with purpose, passion and creativity benefits our clients, stockholders, employees and suppliers, as well as the communities where we operate, and the environment.
Environmental, Social and Governance (“ESG”)
Clearwater is focused on ESG objectives to create long-term value and manage risks. We completed an ESG materiality assessment in 2023 with the aid of a well- known consulting firm, and identified the following ESG priorities:
•Environmental: renewable energy, greenhouse gas emissions, climate risk and action, responsible sourcing and procurement;
•Social: diversity, equity and inclusion, community engagement and responsible products and offerings; and
•Governance: data privacy, corporate governance, ethics and anti-corruption and risk management
Clearwater’s Board has delegated oversight of development and implementation of the Company’s goals regarding environmental, social, and governance and sustainability matters to the Nominating and Corporate Governance Committee and has also delegated oversight of human capital management, including corporate culture and diversity and inclusion, to the Compensation Committee. Clearwater has also launched employee committees for each of Environmental, Social and Governance with members across Company functions and geographies.
Clearwater has a number of on-going initiatives and has demonstrated progress in several of these areas, including offering employee benefits that promote responsible transportation, volunteerism and charitable contributions, and transitioning to a cloud-based server provider. Clearwater has a diverse Board that is 60% comprised of women, racial and ethnic minority and LGBTQ+ directors. Clearwater has also instituted leading information security practices and routinely meets the high security expectations of its client base.
Clearwater is particularly proud of Clearwater Cares, our corporate social responsibility program, through which we have worked with our employees to identify three company-wide priorities: science, technology, engineering and mathematics (or STEM) education, human services and sustainability. For example as part of Clearwater’s “Season of Giving” initiatives, in Boise, Idaho, over one hundred employees continue to donate a portion of each paycheck to the Idaho STEM Action Foundation and Idaho Food Bank. In addition, employees have volunteered at an Hour of Code event helping local students build their STEM knowledge and learn more about career opportunities. Clearwater donated additional funds to the Idaho STEM Action Foundation for classroom tools for robotics and game design. Clearwater has donated to food drives in Boise, Idaho, Seattle, Washington, London, England, Edinburgh, Scotland and Noida, India; and donated to children’s charities and animal care programs in our other office locations. In India, we have partnered with the “Salma Public School” and “Happy Children’s Library,” where employees conduct teaching sessions, science days, sports days, education tours and other activities. Clearwater also donated to “Teach for India,” supporting the organization’s mission to provide an excellent and equitable education for children from low-income communities. Employees have also worked with a local non-governmental agency to donate winter essentials to the underprivileged.
We offer our employees 16 hours of paid time off to perform volunteer services and have matched employee donations to company identified charities.

Board Meetings and Committees
Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
In 2023, our Board held 5 meetings, the Audit Committee held 8 meetings, the Compensation Committee held 5 meetings and the Nominating and Corporate Governance Committee held 4 meetings. Directors are encouraged to attend the annual meeting of stockholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In 2023, each director attended at least 75% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served.
Each of our standing committees has a written charter, which, together with our Corporate Governance Guidelines and Code of Ethics, are available on the Investor Relations page of our website at https:// investors.clearwateranalytics.com. Our website is not part of this Notice and Proxy Statement.

The table below sets forth the composition of our Board committees as of April 29, 2024:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Eric Lee, Chair		X(Chair)	X(Chair)
Jacques Aigrain	X
Kathleen A. Corbet	X(Chair)
Cary Davis		X	X
Christopher Hooper			X
Sandeep Sahai
Andrew Young		X	X
Lisa Jones	X
Jaswinder Pal Singh
D. Scott Mackesy		X
Audit Committee
Our Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm its independence from us; (3) reviewing with our independent registered public accounting firm the matters required to be reviewed by applicable auditing requirements; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our internal controls, disclosure controls and procedures and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, auditing and federal securities law matters; (8) reviewing and approving related person transactions and (9) providing risk oversight, including with respect to cybersecurity risk. The foregoing is a summary of the responsibilities of the Audit Committee. For a full list of responsibilities, please refer to our Audit Committee charter, which can be found on the Company’s website, https://clearwateranalytics.com/, by clicking on “Investors” and then clicking on “Governance Documents.” Information contained on this website is not a part of this Proxy Statement, and the inclusion of this website address in this Proxy Statement is an inactive textual reference only.
Our Audit Committee consists of Ms. Corbet, Mr. Aigrain and Ms. Jones, with Ms. Corbet serving as chair. Our Board has determined that each member of our Audit Committee meets the definition of “independent director” under Rule 10A-3 under the Exchange Act and NYSE rules. Additionally, our Board has determined that each of Ms. Corbet, Mr. Aigrain and Ms. Jones is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NYSE rules and regulations.

Compensation Committee
Our Compensation Committee is responsible for, among other matters: (1) reviewing officer and executive compensation goals, policies, plans and programs; (2) reviewing and approving or recommending to our Board or the independent directors, as applicable, the compensation of our directors, Chief Executive Officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our officers and other key executives; and (4) appointing and overseeing any compensation consultants.
Our Compensation Committee consists of Mr. Lee, Mr. Davis, Mr. Mackesy and Mr. Young, with Mr. Lee serving as chair. As a controlled company, we are not required to ensure that the composition of our Compensation Committee meets the requirements for independence under current rules and regulations of the SEC and NYSE. Each member of the Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board; (2) overseeing the organization of our Board to discharge the board’s duties and responsibilities properly and efficiently; and (3) developing and recommending to our Board a set of corporate governance guidelines and principles.
Our Nominating and Corporate Governance Committee consists of Mr. Lee, Mr. Davis, Mr. Hooper and Mr. Young, with Mr. Lee serving as chair. As a controlled company, we are not required to ensure that the composition of our Nominating and Corporate Governance Committee meets the requirements for independence under current rules and regulations of the SEC and NYSE.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons our Board considers that this structure is appropriate at this time, the roles of various positions, and related key governance practices. Our Board believes that the mix of experienced independent directors and directors affiliated with our Principal Equity Owners that currently make up our Board, the composition of our Board committees and the separation of the roles of Chair and Chief Executive Officer benefit the Company and its stockholders and are appropriate based on the size and nature of our business.

Independence
Our Board has an effective mix of independent directors and non-independent directors. Our Board has affirmatively declared that the following six directors are independent under the current rules and regulations of the NYSE: Mr. Aigrain, Ms. Corbet, Mr. Davis, Ms. Jones, Dr. Singh and Mr. Young. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, which requires that the Audit Committee consist exclusively of independent directors for purposes of Rule 10A-3. Our Board has determined that each of Mr. Aigrain, Ms. Corbet and Ms. Jones, each of whom currently serves on the Audit Committee, is an independent director for purposes of Rule 10A-3.

Chair and Chief Executive Officer
With respect to the roles of Chair and Chief Executive Officer, our Corporate Governance Guidelines provide for the separation of the roles. The Board believes that separating the roles of Chair and Chief Executive Officer is the most effective leadership structure because it allows for Mr. Sahai to focus on, among other things, executing our strategic plans and overseeing day-to-day operations. Meanwhile, in his capacity as chair, Mr. Lee can focus on leading the Board, ensuring that it provides strong oversight of management and that all directors have access to the resources required to discharge their duties appropriately.

Self-Evaluation
Using survey materials and Board and committee discussions, in February 2024 our Nominating and Corporate Governance Committee coordinated performance evaluations of our Board, Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to determine whether the Board, these committees and management are functioning together effectively.
Code of Ethics
We maintain a Code of Ethics that is applicable to all our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers. The Code of Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. The Code of Ethics may be found on our website at https://investors.clearwateranalytics.com under Governance: Governance Documents: Code of Ethics.
If we make any substantive amendments to, or grant any waivers from, the Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, or any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.
Hedging Policy
The Company’s Insider Trading Policy requires executive officers and directors to consult the Company’s Chief Legal Officer, Chief Financial Officer or Chief Executive Officer prior to engaging in transactions involving the Company’s securities. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-programmed trading plans under Exchange Act Rule 10b5-1. The Company’s Insider Trading Policy prohibits directors and employees (including officers) from trading in publicly traded options, puts and calls or similar instruments on the Company’s securities or selling such securities short. In addition, directors and employees (including officers) are prohibited from engaging in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Anti-Corruption Policy
The Company’s Anti-Corruption Policy requires compliance with all laws, domestic and foreign, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act, prohibiting improper payments or inducements to any person, including government officials. The Anti-Corruption Policy provides guidance on the types of improper payments that the Company prohibits and how to recognize and deal with corruption, bribery, and other unethical conduct.
Board’s Role in Risk Oversight
Our management is responsible for identifying and managing risks facing our Company. Our Board is responsible for understanding the principal risks associated with our business on an ongoing basis and for overseeing the key risk decisions of management. The Board accomplishes this oversight both directly through its interactions with management, including through periodic detailed operating performance reviews, and through its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board considers this information and provides feedback, makes recommendations, and, as appropriate, authorizes or directs management to address exposures to risk.
The Audit Committee reviews and discusses with management and the Company’s auditors, as appropriate, the Company’s major risk exposures and the steps taken by management to monitor and control these exposures, including the Company’s procedures and related policies with respect to risk assessment and risk management.
The Compensation Committee reviews the compensation arrangements for the Company’s employees to evaluate whether incentives and other forms of pay encourage unnecessary or excessive risk taking.
The Nominating and Corporate Governance Committee oversees and reviews the Company’s major corporate governance risks.

Board Oversight of Cybersecurity Risks
Our Board considers cybersecurity risk as part of its overall enterprise risk oversight function and has delegated to the Audit Committee primary oversight of cybersecurity and other IT risks. The Audit Committee oversees management’s implementation of our cybersecurity risk management program.
Our Chief Information Security Officer regularly briefs the Audit Committee on our cybersecurity program and threat posture. These sessions may address a wide range of topics including recent developments, emerging threats, vulnerability assessments, third-party and independent reviews, and information security considerations arising with respect to our vendors and other third parties.
The Audit Committee periodically reports to the full Board regarding its activities, including in relation to its oversight of cybersecurity risks. The full Board also discusses cybersecurity matters with management at least annually.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or Nominating and Corporate Governance Committee.
Communications by Stockholders and Other Interested Parties with the Board
Stockholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:
Clearwater Analytics Holdings, Inc.
777 W. Main St, Suite 900
Boise, ID 83702
Telephone: (208) 433-1200 Attention: Board of Directors
c/o Chief Legal Officer and Secretary
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.
Director Compensation
Each director not affiliated with a Principal Equity Owner is eligible to receive an annualized cash retainer equal to $40,000 per calendar year for serving on the Board. In addition, Mr. Aigrain and Ms. Jones are each eligible to receive an annualized cash retainer equal to $10,000 for serving on the Audit Committee, and Ms. Corbet is eligible to receive an annualized cash retainer equal to $20,000 for serving as the chairperson of the Audit Committee.
Each director not affiliated with a Principal Equity Owner is eligible to receive an annual RSU grant equal to $200,000 divided by the 10 trading-day average closing share price leading up to the date of grant. Grants will be made annually on the date of the annual stockholder meeting and will vest at the next annual general stockholder meeting. Consistent with our director compensation policy, to cover the period between the vesting of their options issued in March 2022 and the 2023 Annual Meeting, Mr. Aigrain and Ms. Corbet received 3,320 RSUs and 3,405 RSUs, respectively, on March 29, 2023, calculated as set forth above on a pro rata basis, that vested at our 2023 Annual Meeting. Also consistent with our director compensation policy, on June 21, 2023, the date of our 2023 Annual Meeting, Mr. Aigrain, Ms. Corbet, Ms. Jones and Dr. Singh each received 12,248 RSUs that will vest at our 2024 Annual Meeting, at which time Mr. Aigrain, Ms. Corbet, Ms. Jones and Dr. Singh, will receive RSU grants that will vest at our 2025 Annual Meeting.
All of our directors will also continue to be reimbursed for their reasonable out-of-pocket expenses related to their Board service.

The following table presents the total compensation for each person who served as a member of our Board during 2023. Messrs. Lee, Davis, Hooper, Mackesy and Young are affiliated with Principal Equity Owners and did not receive any compensation for their service on the Board.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(3)(4)	Option Awards ($)(2)(3)	Total ($)
Jacques Aigrain	50,000	241,587	—	291,587
Kathleen A. Corbet	60,000	242,886	—	302,886
Lisa Jones	50,000	190,824	—	240,824
Jaswinder Pal Singh	40,000	190,824	—	230,824
Eric Lee	—	—	—	—
Cary Davis	—	—	—	—
Anthony J. DeNicola	—	—	—	—
Christopher Hooper	—	—	—	—
Andrew Young	—	—	—	—
D. Scott Mackesy	—	—	—	—
(1)Amounts in this column reflect the cash compensation earned by directors in 2023.
(2)We did not grant any stock options to our directors in 2023.
(3)The aggregate number of options outstanding and aggregate number of stock awards outstanding held by our non-employee directors as of December 31, 2023, are set forth in the table below.

Name	Number of Option Awards Outstanding	Number of Stock Awards Outstanding
Jacques Aigrain	69,800	12,248
Kathleen A. Corbet	70,960	12,248
Lisa Jones	—	12,248
Jaswinder Pal Singh	—	12,248
(4)Amounts reported in this column reflect the aggregate grant date fair value of RSUs made to our directors in 2023, computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures).

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for 2024.
Although ratification is not required by our bylaws or otherwise, the Board is submitting the appointment of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the appointment, it will be considered as notice to the Board and the Audit Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative of KPMG LLP is expected to attend the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted “FOR” the ratification of the appointment of KPMG LLP unless you specify otherwise.
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by KPMG LLP for the years ended December 31, 2023 and 2022:

	2023	2022
Audit fees(1)	$2,235,000	$1,150,000
Audit-related fees(2)	542,000	422,500
Tax fees(3)	566,000	815,273
All other fees	—	—
Total	$3,343,000	$2,387,773
(1)Audit fees include fees for our annual integrated audit and quarterly review procedures and fees related to services for other regulatory filings.
(2)Audit-related fees include fees for financial statement and tax due diligence in connection with the acquisition of JUMP in prior year and attestation services in both periods.
(3)Tax fees include fees primarily for tax compliance services.
All of the services shown in the table above were pre-approved by the Audit Committee. In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services.
Pre-Approval Policy for Services of Independent Registered Public Accounting Firm
Consistent with SEC requirements regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of KPMG LLP. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by KPMG LLP and pre-approves all audit and permitted non-audit services provided by KPMG LLP prior to each engagement.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee and Board. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “Board of Directors and Corporate Governance—Board Meetings and Committees—Audit Committee.” Under the Audit Committee charter, our management is responsible for preparing the Company’s financial statements, determining that they are complete, accurate, and in accordance with generally accepted accounting principles and establishing satisfactory disclosure controls and internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles. The Company’s internal and outside counsel are responsible for compliance with laws and regulations and the Company’s corporate governance policies.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC.
Submitted by the Audit Committee of the Company’s Board:
Kathleen A. Corbet, Chair
Jacques Aigrain
Lisa Jones

PROPOSAL 3 – ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
We have previously filed our Proxy Statement under the reduced reporting rules applicable to emerging growth companies. As of the close of 2023, we ceased to be an emerging growth company and, therefore, we are required by Section 14A of the Exchange Act to offer our stockholders an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this Proxy Statement, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (commonly referred to as a “say-on-pay” vote). Although the vote is nonbinding, we value continuing and constructive feedback from our stockholders on executive compensation and other important matters. The Board and the Compensation Committee will consider the voting results when making future compensation decisions.
As described under the heading "Executive Compensation—Compensation Discussion and Analysis," in this Proxy Statement, the primary objective of our executive compensation program is to retain and motivate our core team of highly qualified executives, including our named executive officers, and align their compensation with our business objectives and with the interests of our stockholders.
The Board encourages our stockholders to read the disclosures set forth in the “Executive Compensation” section of this Proxy Statement and, in particular, the section titled "Executive Compensation—Compensation Discussion and Analysis," to review the correlation between compensation and performance, as well as compensation actions taken in 2023. The Board believes that our executive compensation program effectively aligns executive pay with our performance and results in the attraction and retention of talented executives who are critical to our success. Accordingly, we ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:
"RESOLVED, that the stockholders of Clearwater Analytics Holdings, Inc. (the "Company") approve, on a non-binding advisory basis, the compensation of the Company's named executive officers, as disclosed in the Company's proxy statement for the 2024 Annual Meeting of stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion."
The vote on executive compensation is not intended to address any specific element of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
The compensation of our named executive officers, to be approved on an advisory, non-binding basis, requires the affirmative “FOR” vote of a majority of the votes cast to be approved. Abstentions will not be counted as votes cast. Because the vote is advisory, it is not binding on management or the Board. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Compensation Committee and the Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and the Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders.
THE BOARD RECOMMENDS A VOTE “FOR” THE NON-BINDING ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as the executive officers of the Company as of April 29, 2024:

Name	Age	Position(s) Held
Sandeep Sahai	61	Chief Executive Officer and Director
Jim Cox	52	Chief Financial Officer
Scott Erickson	44	Chief Revenue Officer
Souvik Das	52	Chief Technology Officer
Subi Sethi	48	Chief Client Officer
Sandeep Sahai has been our Chief Executive Officer since July 2018 and a Director since September 2016 (including service as the Chief Executive Officer and a director of CWAN Holdings, LLC prior to the IPO). During his tenure, the Company has grown across both its core markets and new regions. From a largely single office business, the Company now has offices and operating centers around the world and serves large and complex global customers. Before Clearwater, he held the title of CEO of Solmark from 2014 to June 2018, an investment partnership where he was the lead partner. Previously, Mr. Sahai worked at Headstrong from 2004 to 2011, including as President and Chief Operating Officer from 2007 to 2009, and President and Chief Executive Officer from 2009 to 2011. After Headstrong’s acquisition by Genpact in 2011, Mr. Sahai served as Senior Vice President of IT Solutions and Capital Markets at Genpact from 2011 to 2014. Mr. Sahai also held directorships at AIM Software (Austria) from 2015 to 2019, Simeio Solutions from 2015 to 2020 and Magic Software from 2014 to 2018. In addition, he served as an Operating Partner at Welsh Carson beginning in 2014. Mr. Sahai holds an engineering degree from the Indian Institute of Technology, Varanasi and an MBA from the Indian Institute of Management, Kolkata.
Jim Cox has been our Chief Financial Officer since April 2019. Prior to Clearwater, Mr. Cox served as a Chief Financial Officer at Advent Software from 2009 until Advent’s sale to SSNC in 2015 and remained with the company until 2016. He also previously served as Chief Financial Officer at Lithium Technologies from August 2016 to February 2018, Glassdoor from February 2018 to October 2018 and Doximity from December 2018 to March 2019. Mr. Cox began his career in public accounting at Price Waterhouse. Mr. Cox holds a bachelor’s degree in Economics from Ohio University.
Scott Erickson has been our Chief Revenue Officer since April 2023. Prior to that, Mr. Erickson was our President, Americas and Asia since December 2022, and our President, Americas and New Markets from June 2021 to December 2022. Before that, he served as our Chief Operating Officer from June 2017 to June 2021. Mr. Erickson joined Clearwater in 2005 and has served in a number of roles leading multiple Clearwater departments, such as Director of Operations and Client Services, Director of Product Management, Director of both Client Services and Product Management, and Director of Sales. Mr. Erickson holds a bachelor’s degree from Whitman College and an MBA from Northwest Nazarene University.
Souvik Das has been our Chief Technology Officer since August 2021. Mr. Das served as Chief Technology Officer at Zenefits from October 2017 to July 2021, where he was responsible for leading engineering, information security, IT and business technology teams. Prior to Zenefits, he served as SVP Engineering at Grand Rounds from May 2016 to September 2017. Mr. Das holds a bachelor’s degree in Computer Science and Engineering from the Indian Institute of Technology, Kharagpur, and a master’s degree in Computer Science from the University of Georgia, Athens.
Subi Sethi has been our Chief Client Officer since January 2020. Before joining Clearwater, Ms. Sethi led the end-to-end operations at UnitedHealth Group’s Optum Global Solutions from March 2014 to January 2020. Prior to joining Optum Global Solutions, she worked with Genpact from 2005 to 2014 across varied leadership positions in functions like Operations, Quality, Transitions and Technology. Ms. Sethi holds a degree in mathematics from Delhi University and a degree in Advanced Management from the Institute of Management Technology, Ghaziabad.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
As of December 31, 2023, we ceased to be an emerging growth company under the Jumpstart Our Business Startups Act of 2021 and, therefore, we are required to present this Compensation Discussion and Analysis ("CD&A") in our Proxy Statement. This CD&A describes the philosophy, goals, process, components and other aspects of our 2023 executive compensation program and is intended to be read in conjunction with the tables that immediately follow this section, which provide further compensation information for the following named executive officers, or NEOs, for 2023:

Name	Title
Sandeep Sahai	Chief Executive Officer
James Cox	Chief Financial Officer
Scott Erikson	Chief Revenue Officer
Souvik Das	Chief Technology Officer
Subi Sethi	Chief Client Officer

Say On Pay and Say On Frequency
We are holding our first non-binding advisory stockholder vote on our executive compensation program (known as “Say on Pay”), which we have presented in this Proxy Statement in Proposal 3, and we will consider the results of this advisory vote on executive compensation in determining future compensation policies and decisions. We are required to hold our first non-binding advisory stockholder vote on the frequency of the “Say on Pay” vote, which we have presented in this Proxy Statement in Proposal 4.

I. EXECUTIVE SUMMARY

Company Overview

Clearwater is a leading provider of SaaS-based solutions that bring transparency to the opaque world of investment accounting and analytics through a single instance, multi-tenant technology platform. Our cloud-native software provides investment accounting and reporting, performance measurement, compliance monitoring, planning and order management and risk analytics solutions for our clients, which include asset managers, insurance companies and large corporations. Our platform provides comprehensive accounting, data and advanced analytics, as well as highly configurable reporting for global investment assets, on a daily or on-demand basis.
We aim to hire individuals who share our passion, commitment and entrepreneurial spirit. We are also committed to our team-oriented culture, as well as diversity and inclusion because we believe that diversity leads to better outcomes for our business and enables us to better meet the needs of our clients. We believe that operating with purpose, passion and creativity benefits our clients, stockholders, employees and suppliers, as well as the communities where we operate. We are also focused on environmental, social and governance, or ESG, objectives to create long-term value for our stockholders and manage risks.

Executive Compensation Program Objectives
The primary objectives of our executive compensation program are to:
•Link pay to performance over short- and long-term periods;
•Align executive officers’ interests with those of the Company and our stockholders over the long term, generally through the use of equity as a key element of our executive compensation program;
•Establish components of the program that have purposes and goals that are aligned with our business strategy and objectives; and
•Deliver market competitive compensation to attract, motivate and retain executive talent.

Considering these objectives, our 2023 executive compensation plan is designed to reward our executive officers for generating performance that achieves established Company goals and for increasing stockholder value. When we fall short of achieving Company and individual goals, our executive officers’ compensation reflects that performance accordingly.

2023 Select Financial Results
We had a strong 2023, with revenue ("Revenue") growth of 21%, while also meaningfully improving both non-GAAP gross profit ("Non-GAAP Gross Profit") and adjusted EBITDA ("Adjusted EBITDA").
•Total Revenue was $368.2 million, an increase of 21.3% from $303.4 million for 2022.
•Annualized recurring revenue ("Annualized Recurring Revenue" or "ARR"), was $379.1 million, an increase of 17.2% from $323.5 million for 2022. ARR is calculated at the end of a period by dividing the recurring revenue in the last month of such period by the number of days in the month and multiplying by 365.
•Gross revenue retention rate ("Gross Revenue Retention Rate") was 98% as of December 31, 2023, consistent with the Company’s Gross Revenue Retention Rate as of December 31, 2022. The Company has reported a Gross Revenue Retention Rate of 98% for 19 of the 20 prior quarters. Gross Revenue Retention Rate represents annual contract value (“ACV”) at the beginning of the 12-month period ended on the reporting date less client attrition over the prior 12-month period, divided by ACV at the beginning of the 12-month period, expressed as a percentage. ACV is comprised of Annualized Recurring Revenue plus contracted-not-billed revenue, which represents the estimated annual contracted revenue for new and existing client opportunities prior to revenue recognition.
•Net revenue retention rate ("Net Revenue Retention Rate") was 107% as of December 31, 2023, compared to 106% as of December 31, 2022. Net Revenue Retention Rate is the percentage of recurring revenue from clients on the platform for 12 months and includes changes from the addition, removal, or value of assets on our platform, contractual changes that have an impact to Annualized Recurring Revenues and lost revenue from client attrition.
•Net loss was $(23.1) million, compared with net loss of $(6.7) million in 2022. Non-GAAP net income increased to $85.4 million from $57.1 million in 2022.
•Non-GAAP Gross Profit was $281.8 million, an increase of 23.6% compared to $228.0 million for 2022.
•Adjusted EBITDA was $105.9 million, up 30.5% from $81.1 million in 2022. Adjusted EBITDA is defined as net loss plus (minus) (i) interest (income) expense, net, plus (ii) loss on debt extinguishment, (iii) depreciation and amortization expense, (iv) equity-based compensation expense and related payroll taxes, (v) equity-based compensation expense related to JUMP acquisition, (vi) tax receivable agreement expense, (vii) transaction expenses, and (viii) other expenses.
•Adjusted EBITDA margin ("Adjusted EBITDA Margin") was 29% as compared to 27% in 2022. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.
•Net loss per basic and diluted share was $(0.11) in 2023, compared to (0.04) in 2022.
For a reconciliation of non-GAAP measures, see Appendix A to this Proxy Statement.
II. EXECUTIVE COMPENSATION OBJECTIVES
Pay-for-performance: Our executive compensation program is designed to motivate our executive officers to achieve key business goals by linking their performance and the Company’s performance to the compensation our executive officers receive. As such, we intend for a significant portion of the total compensation of our executive officers to be based on measures that support our Company goals. To strengthen this link, we define clear and measurable quantitative objectives that are designed to foster achievement of results and returns to stockholders.
Alignment of executive officers’ interests with those of the Company and its stockholders: A significant portion of our NEOs’ overall compensation is in the form of equity-based compensation. We use equity as the form for long-

term incentive opportunities in order to motivate and reward the NEOs to (i) achieve multi-year strategic goals, and (ii) deliver sustained long-term value to stockholders. Equity compensation creates strong alignment between the interests of our executive officers and those of our stockholders in stock price performance. Further, it fosters an ownership culture among our NEOs by making our NEOs stockholders with a personal stake in the stockholder value they are being incentivized to create.
Alignment of executive officers’ incentives with the execution of our business strategy and achievement of key business goals: In order to accomplish our strategic and long-term business and stockholder value creation goals, we structure our executive compensation program to incentivize our executive officers to execute the key steps in our corporate strategy and to achieve our long-term corporate goals. We believe that the majority of an executive’s total target compensation should be variable and tied to achievement of measurable financial and strategic objectives. Performance measures are reviewed annually to ensure that we continue to align our pay programs with our business strategy, create sustainable value, and motivate the right behaviors.
Provide market competitive pay to attract and retain talent: In our dynamic industry, we must compete in the market for executive talent. We seek executive officers and managers to implement our business strategy and lead our business who have diverse experience, expertise, capabilities and backgrounds. In recruiting our executive officers and determining competitive pay levels, we reference the compensation structures of executive officers of the companies in our peer group. Executive officers’ total compensation may vary from the level referenced in the peer group in order to attract or retain certain individuals or reflect their respective characteristics or performance.

Compensation Program Governance
The Committee assesses the effectiveness of our executive compensation program from time to time and reviews risk mitigation and governance matters, which includes maintaining the following best practices:

What We Do
✓ Pay for Performance	The majority of total executive compensation opportunity is variable and at-risk.
✓ Independent Compensation Consultant	The Committee engaged an independent compensation consultant to provide information for use in its decision-making.
✓ Clawback	We have instituted a clawback policy designed to recoup incentive-based compensation paid to covered executives in the event of an accounting restatement of the Company's financial statements.
✓ Stock Ownership Guidelines	Executive officers are required to maintain meaningful levels of share ownership.
✓ Peer Data	We develop a peer group of companies based on industry, revenue, and market capitalization to reference for compensation decisions.
What We Don’t Do
✗ No Perks	We do not provide any significant perquisites to executive officers that are not offered to our broader employee population.
✗ No Hedging or Pledging of Company Shares	We do not permit our executive officers and directors to hedge or pledge their Company shares.
✗ No Guaranteed Performance Bonuses	We do not provide guaranteed performance bonuses to our NEOs at any minimum levels of payment under our annual cash incentive plan.
✗ No repricing of stock options or grant of discounted stock options	We do not reprice options without stockholder approval or grant discounted options.

III. COMPENSATION DETERMINATION PROCESS

Role of the Board and Committee
The Committee establishes our compensation objectives and determines the structure, components and other elements of executive compensation. The Committee believes that the total compensation paid to our executive officers should be fair, reasonable and competitive, and that a significant portion of the total compensation should be tied to our annual and long-term performance.

For our annual cash incentive program, the Board obtains input from executive officers regarding the annual operating plan, expected financial results, anticipated operating achievements and related risks. Based on this information, the Board then establishes the performance-based metrics and targets for the annual incentive program.
In accordance with its charter, the Committee reviews and evaluates the performance of the CEO and develops recommendations regarding the base salary and aggregate amount of incentive compensation to be paid to the CEO, including the number and mix of performance-based restricted stock units ("PSUs") and time-based restricted stock units ("RSUs") to be issued. While our CEO typically attends meetings of the Committee, the Committee meets outside the presence of our CEO when discussing his compensation. The Committee makes recommendations to the Board regarding CEO compensation, and the Board ultimately approves the compensation to be paid or granted to the CEO.
With the input of the CEO and our Chief Human Resource Officer (CHRO), the Committee also reviews and evaluates the performance of all the other executive officers, including the other NEOs, and develops recommendations regarding the base salary and aggregate amount of incentive compensation to be paid to them, including the number and mix of PSUs and RSUs. As part of this process, the CEO and our CHRO evaluate the market competitiveness of the various components of compensation and the performance of the other executive officers to make recommendations to the Committee regarding the compensation of each executive officer. The Committee makes recommendations to the Board regarding executive officer compensation, and the Board ultimately approves the compensation to be paid or granted to the executive officers.

Role of the Independent Compensation Consultant
The Committee recognizes the importance of obtaining objective, independent expertise and advice in carrying out its responsibilities. The Committee has the authority to retain an independent compensation consultant to assist it in the performance of its duties and responsibilities.
Through September 2023, the Committee retained F.W. Cook & Co. Inc. (“F.W. Cook”) as its independent compensation consultant to assist with its determination of 2023 executive compensation. F. W. Cook reported directly to the Committee, and the Committee had the sole authority to retain, terminate and obtain the advice of F. W. Cook at the Company’s expense.
The Committee worked with F.W. Cook to develop a compensation peer group. F.W. Cook also discussed with the Committee other market practices and trends.
In October 2023, the Committee engaged Aon’s Human Capital Solutions practice, a division of Aon, plc (“Aon”), as its independent compensation consultant to advise on executive compensation matters. Aon reports directly to the Committee, and the Committee has the sole authority to retain, terminate and obtain the advice of Aon at the Company’s expense.
While the Committee takes into consideration the review and recommendations of its compensation consultant when making decisions about our executive compensation program, ultimately, the Committee makes its own independent decisions about compensation matters, and recommendations to the Board.
The Committee has assessed the independence of F. W. Cook and of Aon pursuant to SEC and NYSE rules. In doing so, the Committee considered each of the factors set forth by the SEC and the NYSE with respect to a compensation consultant’s independence. The Compensation Committee (referred to as the "Committee" in this CD&A) also considered the nature and amount of work performed for the Committee and the fees paid for those services in relation to the firm’s total revenues. Based on its consideration of the foregoing and other relevant factors, the Committee concluded that there were no conflicts of interest with F. W. Cook or Aon, and that both F. W. Cook and Aon are independent.

Compensation Peer Group and Peer Selection Process
In making determinations about executive compensation, the Committee believes that obtaining relevant market data is important, because it serves as a reference point for making decisions and provides helpful context. When making decisions about the structure and component mix of our executive compensation program, the Committee takes into consideration the structure and components of, and the amounts paid under, the executive compensation programs of other comparable peer companies, as derived from public filings and other sources.

In July 2022, the Committee, with the assistance of its independent compensation consultant at the time, F.W. Cook, reviewed and revised the compensation peer group to be used in connection with 2023 executive compensation decisions. The primary criteria used to determine the peer group included: U.S. headquartered companies in the application or systems software industry sector, annual revenues of up to approximately 5x the Company’s projected 2022 revenue, and market capitalization in the range of 1/3x to 3x the Company’s.
Based on these criteria and considerations, the Committee approved a peer group for decisions relating to 2023 executive compensation that consisted of the following 17 companies:

AppFolio, Inc.	Guidewire Software, Inc.	Ping Identity Holding Corp.
Avalara, Inc.*	JFrog Ltd.	Q2 Holdings, Inc.
BlackLine, Inc.	LivePerson, Inc.	Smartsheet Inc.
Domo, Inc.	nCino, Inc.	Sprout Social, Inc.
Duck Creek Technologies, Inc.*	PagerDuty, Inc.	Varonis Systems, Inc.
Everbridge, Inc.	Paylocity Holding Corporation
* Avalara, Inc. and Duck Creek Technologies, Inc. were subsequently purchased following determination of our peer group.

Role of the CEO
The Committee works with our CEO to set the target compensation of each of our executive officers, including other NEOs. As part of this process, the CEO, working with our CHRO, evaluates the market competitiveness of the various components of compensation and the performance of the other executive officers annually and makes recommendations to the Committee in the first quarter of the year regarding the compensation of each executive officer.
The CEO’s input is particularly important in connection with base salary adjustments and the determination of each executive officer’s goals under the annual cash incentive program. The Committee gives significant weight to the CEO’s recommendations in light of his greater familiarity with the day-to-day performance of his direct reports and the importance of incentive compensation in driving the execution of managerial initiatives developed and led by the CEO. While the Committee will consider the CEO's input, the Committee makes the ultimate determination regarding its recommendations with respect to compensation for the executive officers.

IV. COMPENSATION PROGRAM COMPONENTS

2023 Compensation Components and Mix
The Committee selected the components of compensation set forth in the chart below to achieve our executive compensation program objectives. The Committee regularly reviews all components of the program to verify that each executive officer’s total compensation is consistent with our compensation objectives and that the component is serving a purpose in supporting the execution of our strategy. The majority of each executive officer’s compensation is variable and at-risk, with a meaningful portion that is performance-based.
Long-term incentive equity awards are prospective in nature and intended to tie a substantial portion of an executive’s pay to creating long-term stockholder value. In the year ended December 31, 2023, the Committee structured the long-term incentive opportunity with PSUs and RSUs, in order to motivate executive officers to achieve multi-year strategic goals and deliver sustained long-term value to stockholders, and to reward them for doing so.

Element	Description	Rationale
Base Salary	Fixed cash compensation. Determined based on each executive officer’s role, individual skills, experience, performance and external market value.	Base salaries are intended to provide stable compensation to executive officers, allow us to attract and retain skilled talent and maintain a stable leadership team.
Short-Term Incentives: Annual Cash Award Opportunities	Variable cash compensation based on the level of achievement of predetermined annual corporate goals. Performance metrics include several financial and operating objectives.
Annual cash incentive opportunities are designed to ensure that executive officers are motivated to achieve established annual goals and to reward them for doing so; payout levels are generally determined based on actual financial results and the degree of achievement.

Long-Term Incentives: Equity-Based Compensation	Variable equity-based compensation: PSUs RSUs

Designed to motivate and reward executive officers to achieve strategic goals and objectives and to deliver sustained long-term value to stockholders, as well as to attract and retain executive officers.

Links with stockholder value creation; aligns with stockholders.

We do not have any formal policies for allocating compensation among salary, annual cash incentive awards and long-term incentive equity grants, short- and long-term compensation or among cash and non-cash compensation. Instead, the Committee and the Board exercise judgment to establish a total compensation program for each NEO that is a mix of current, short- and long-term incentive compensation, and cash and non-cash compensation, that the Committee and Board believe is appropriate to achieve the goals of our executive compensation program and our corporate objectives. In setting the elements of compensation, the Committee considers prior compensation paid and amounts realizable from prior stock-based awards, as well as other benefits provided by the Company.
Consistent with the Committee’s pay-for-performance philosophy, a meaningful majority of annual target total compensation is variable, at-risk pay. The Committee considers compensation to be “at-risk” if it is subject to operating performance or if its value depends on our stock price.
Each compensation element is discussed in more detail below and in the 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards table below.

Base Salary
Base salaries provide fixed compensation to executive officers and help to attract and retain the executive talent needed to lead the business and maintain a stable leadership team. Base salaries are individually determined according to each executive officer’s areas of responsibility, role and experience, and vary among executive officers based on a variety of considerations, including skills, experience, achievements and the competitive market for the position.
The base salaries of Messrs. Sahai, Cox and Erickson did not change in 2023. In connection with his assumption of additional duties, the Committee adjusted the base salary of Mr. Das, and in connection with her change in role and relocation to the United States, the Committee adjusted the base salary of Ms. Sethi.

The base salaries for each of our executive officers in effect for 2023 and 2022, and the percentage change, are as follows:

	2022 Base Salary	2023 Base Salary	Change
Named Executive Officer	($)	($)	(%)
Sandeep Sahai	653,400	653,400	—%
James Cox	425,000	425,000	—%
Scott Erikson	425,000(1)	425,000	—%
Souvik Das	375,000	425,000	13.3%
Subi Sethi	200,000	325,000	62.5%

(1)This figure represents the base salary of Mr. Erickson at the end of 2022, following an increase during 2022 in connection with his relocation to New York City.
From time to time, the Committee considers and approves base salary adjustments for executive officers. The main considerations for a salary adjustment are similar to those used in initially determining base salaries but may also include a change in the competitive market, a change of role or responsibilities, recognition for achievements or market trends.

Annual Cash Incentive
The annual cash incentive for 2023 is a cash-based program that rewards the NEOs for the achievement of key short-term objectives. The structure of the annual cash incentive program incentivizes the NEOs to achieve annual financial and operational results that the Committee views as critical to the execution of our business strategy. The amount of the payout, if any, under the annual cash incentive is based upon achievement relative to Company performance targets, which are described in greater detail below.
Target Opportunities
For 2023, the target annual cash incentive opportunity for each of our NEOs (as a fixed dollar amount) is set forth below:

Named Executive Officer	Target Incentive ($)
Sandeep Sahai	784,080
James Cox	400,000
Scott Erickson	290,000
Souvik Das	225,000
Subi Seti	225,000
Performance Metrics: Scorecard
The annual cash incentive performance metrics are derived from the Company's performance goals or "scorecard," which are established by the Board based on our corporate strategy, striking an appropriate balance between establishing financial, strategic and operational goals that are rigorous and challenging, while also achievable. These Company's performance goals align with the goals that are applicable to the CEO on his scorecard. In order to drive achievement of the Company's scorecard, the CEO allocates performance metrics thereunder to each of the NEOs, as further described below. We use this scorecard approach because it is aligned with the view that the NEOs must drive advances on a range of fronts at the same time in order to execute our strategy and achieve our financial and other goals that are critical to our long-term success.
Certain of the performance metrics, such as various measures of revenue, apply to several NEOs' scorecards, as described below, because they are key drivers of the Company’s near-term financial and operational success, and serve as the building blocks to creating long-term stockholder value. No amount will be paid out with respect to any annual cash incentive opportunity if the performance is below threshold, which is equal to 75% of performance targets, and achievement in excess of target performance may result in maximum payout of up to 120% of the target annual cash incentive opportunity.
The Board determines the targets for each performance metric in the first quarter of the year, and the Committee monitors performance against the targets throughout the year. Based on the Committee's evaluation of each NEO’s performance against the performance metrics and individual performance goals set forth on his or her scorecard, the Committee recommends, and the Board determines, payouts.
Company Metrics in Scorecard
The table below sets forth certain key financial performance metrics included in the scorecards of multiple NEOs and the Company’s actual results.

	Target	Actual Results	Achievement %
Financial Performance Metric	($ in millions)	($ in millions)
Revenue	378.5	368.2	97
Adjusted EBITDA	101.6	105.9	105
Non-GAAP Gross Profit	283.9	281.8	99

In addition to these key financial performance metrics, the individual scorecards contain a number of additional metrics, including operating metrics specific to the NEO’s area of focus, which we believe drive behaviors that lead to a competitive advantage for the Company. The performance metrics and rationale for each metric included in the 2023 scorecards of the NEOs, collectively, are set forth below:

Performance Metric	Rationale for Use as an Incentive Measure

Revenue (including for certain NEOs Revenue from Bookings in 2023, Revenue from 2022 Booked Not Billed, and Pre-Go Live Revenue from 200 (or before) Deals)
Primary measure of top line growth and best gauge of efforts to maintain and grow market share. In certain cases subsets of revenue that may drive more effective transition of sales to revenue are also measured.

EBITDA; Non-GAAP Gross Profit	Gauges profitability, which motivates the NEOs to prioritize not just growth but profitable growth.
Net Revenue Retention Rate	A key measure of our success in expanding client relationships, which we believe is an important driver of growth.
Net Promoter Score (NPS)
We believe that high customer satisfaction drives a high Gross Revenue Retention Rate and Net Revenue Retention Rate, which in turn helps drive growth and increase gross margins; in addition, in a financial services business that is built on trust, customer satisfaction and reference-ability also help drive sales, and NPS is an indicator of those things.

Booking	Drives growth of our Annualized Recurring Revenue and a leading indicator for increases in market share and future revenue growth.
Platform Stability and Scalability	Drives uptime and expandability, which are key to support the foundational elements of the Company’s business.
Jump Cross Sell Booking	An important measure of our ability to integrate JUMP sales.
Attrition	Rewards efforts made to reduce employee attrition, which we believe important to maintaining high customer satisfaction.
ESS	A measure of employee satisfaction. We believe a high employee satisfaction is important to reducing attrition.
Self-Serve, Software-as-a-Service (SaaS), Partner, Work Reduction	Measures our success against specific technology initiatives.
Phoenix Scorecard	Measures our success in developing and selling solutions for alternative assets, an important expansion area.
Prism Scorecard	Measures our success in delivering against a set of development and sales objectives related to our prism product.

Effectiveness an Executive Leadership Team Member (ELT)	Rewards success in working together as a leadership team, which we believe to be an important element to the success of the Company.

Mr. Sahai’s scorecard metrics consisted of (i) Revenue, (ii) Bookings, (iii) EBITDA, (iv) Non-GAAP Gross Profit, and (v) NPS. Mr. Cox’s scorecard metrics consisted of (i) Revenue, (ii) Bookings, (iii) EBITDA, (iv) Non-GAAP Gross Profit, (v) NRR, and (vi) Effectiveness as an ELT. Mr. Erickson’s scorecard metrics consisted of (i) Bookings, (ii) Revenue from 2023 Bookings, (iii) Revenue from 2022 Booked not Billed, (iv) NRR, (v) NPS, (vi) Jump Cross Sell Booking, and (vii) Effectiveness an ELT. Mr. Das’s scorecard metrics consisted of (i) Platform Stability and Scalability, (ii) Pre-Go Live Revenue from 2022 (or before) Deals, (iii) Self-Serve, SaaS, Partner, Work Reduction, (iv) NPS, (v) ESS, (vi) Phoenix Scorecard, (vii) Prism Scorecard, and (viii) Effectiveness as an ELT. Ms. Sethi’s scorecard metrics consisted of (i) Revenue, (ii) Revenue from 2022 Booked not Billed, (iii) Non-GAAP Gross Profit, (iv) Revenue from 2023 Bookings, (v) NPS, (vi) Attrition, (vii) ESS, and (viii) Effectiveness as an ELT.
Payout Determination
The Committee determined the annual cash incentive payout based on achievement of the scorecard performance metrics described above, in accordance with each NEO’s weighting for each element in their individual scorecard. For Mr. Sahai this resulted in a scorecard achievement of 99%, which was applied to a target annual incentive amount of $784,080, resulting in a total payout of $777,807. For Mr. Cox this resulted in a scorecard achievement of 97%, which was applied to a target annual incentive amount of $400,000, resulting in a total payout of $388,000. For Mr. Erickson this resulted in a scorecard achievement of 83%, which was applied to a target annual incentive amount of $290,000, resulting in a total payout of $240,700. For Mr. Das this resulted in a scorecard achievement of 98%, which was applied to a target annual incentive amount of $225,000, resulting in a total payout of $220,500. For Ms. Sethi this resulted in a scorecard achievement of 101%, which was applied to a target annual incentive amount of $225,000, resulting in a total payout of $227,250.
In recognition of extraordinary 2023 achievements and their potential to create significant shareholder value, in 2024 the Committee recommended, and the Board approved, a special, one-time bonus payout of $99,500 for Mr. Das and $102,500 for Ms. Sethi. In the case of Mr. Das, these achievements included successful completion of the Company’s full transition to the public cloud, multiple development projects to onboard customers in Europe and North America and significant progress in the use of Gen AI to improve operational efficiency. For Ms. Sethi, these achievements included meaningfully improved efficiency that resulted in the business growing 21% without adding operational headcount, recording high NPS and CSAT scores from customers, and achieving high Gross Revenue Retention metrics. The Committee believes that the exercise of discretion based on a qualitative assessment of non-financial, non-formulaic factors, such as those noted above, are consistent with our Company’s culture, compensation philosophy, and objectives. The Committee also believes, however, that the exercise of this type of discretion would be limited to unique or extraordinary circumstances.

Long-Term Incentives
The third and largest component of our executive compensation program is long-term incentive equity grants. Long-term incentive equity awards are prospective in nature and intended to tie a large portion of an executive’s pay to the creation of long-term stockholder value. The Committee has designed the long-term incentive opportunity to motivate and reward executive officers to achieve multi-year strategic goals and to deliver sustained long-term value to stockholders. Long-term incentives create a strong connection between payouts and performance, and strong alignment between the interests of executive officers and those of our stockholders. Long-term equity incentives also promote retention, because the executive officers will generally only receive value if they remain employed by us over the required term. These equity incentives are also intended to foster an ownership culture among our executive officers by making them stockholders with a personal stake in the value they are intended to create.
Equity Vehicles and Fiscal 2023 Mix: PSUs and RSUs
The mix of long-term incentives granted to the NEOs in 2023 consisted of 50% PSUs and 50% RSUs granted pursuant to our Omnibus Incentive Plan (the "2021 Plan"), as shown in the following table:

Equity Vehicle	2023 Allocation	Vesting	Rationale for Use
PSUs	50%	33.33% for each year of the 3-year performance period based on 1-year Revenue growth rate	• Primary measure of top line growth
RSUs	50%	25% per year over four years, subject to continued employment.	• Aligns with stockholder interests • Promotes retention • Provides value even during periods of stock price or market underperformance
In late 2022 and early 2023, about a year after the Company’s initial public offering, the Committee analyzed the equity holdings of our executive officers, to ensure that they offered both an appropriate amount of motivation to achieve key strategic goals as well as a sufficient amount of retentive “glue,” or holding power, to keep our leaders employed with the Company. As it has done with other compensation decisions, the Committee reviewed, as a reference point, peer company average share usage and equity grant amounts as a percentage of total market capitalization in order to determine the size of equity grants to the full employee population, including the NEOs. Based on this market information and the strategic imperative of providing sufficient “glue” to retain and motivate the NEOs and other executive officers, as well as to strengthen their alignment with stockholders, the Committee determined the size of the grants of PSUs and RSUs to make to the NEOs and other executive officers, who received the largest portion of this pool.
The following table summarizes the 2023 grants to our NEOs:

	PSUs	RSUs
NEO	(#)	(#)
Sandeep Sahai	805,830	805,831
James Cox	308,678	308,679
Scott Erickson	250,000	250,000
Souvik Das	300,000	300,000
Subi Sethi	200,000	200,000
PSUs
The Committee selected the PSU performance metric of one year Revenue growth because it is a key indicator of our growth in terms of acquisition and retention of our customers and utilization of our products. The Committee’s view is that the Company has a unique opportunity in the market and that it is imperative to incentivize growth. It selected this metric, even though Revenue is a component of the NEO scorecards in the annual cash incentive program, because it focuses executive officers on the Company’s most critical strategic priority of top line revenue growth, and aligns the incentives for the CEO and other NEOs with the goals of growing the business and increasing market share.
The Committee defined payout levels representing the number of PSUs to be earned by executive officers based on the level of actual performance relative to the annual revenue growth targets.
The Committee determines the Company’s performance achievement percentage for each one-year period. The performance achievement percentage is then converted to an earning percentage as set forth below and, if at least the threshold level is achieved, such PSUs are earned and vest in the amounts set forth below, subject to continued employment through the applicable payment date.
These PSUs reflect the right to receive between 0% and 110% of one-third of the target number of PSUs granted to the NEO and are earned based on the Company's achievement of annual revenue growth for each calendar year in the performance period (i.e., in each of 2023, 2024 and 2025), subject to the NEO’s continued employment with the Company through the applicable payment date. Failure to achieve the annual revenue growth targets for any calendar year will result in forfeiture of any PSUs that do not become vested in the relevant calendar year.

Level of Achievement of Objectives	Performance Achievement %	Earning Percentage
Below Threshold	Less than 18%	—%
Threshold	At least 18% and less than 20%	80%
Target	At least 20% and less than 23%	100%
Maximum	23% or greater	110%

RSUs
In addition to motivating performance through the PSUs, the Committee structured the balance of the equity vehicles and the relative weight assigned to ensure some amount of value delivery through RSUs, which have upside potential but deliver some value even if revenue does not grow, while also reinforcing an ownership culture and commitment to us.
Time-based RSUs vest 25% per year over four years, subject to continued employment with us.
PSUs Vesting in 2023
For fiscal 2023, the Company produced an annual revenue growth rate of 21%. The 33.33% portion of the PSU grant made in February 2023 relating to 2023 thus achieved target performance, translating to 100% of such PSUs being earned.
Messrs. Sahai, Cox, Erickson and Das and Ms. Sethi received grants of PSUs in 2021, and Mr. Das received a PSU grant in 2022, in each case, having terms similar to those that applied to the PSUs granted in 2023. The 33.33% of such grants relating to the fiscal 2023 annual performance period had performance achievement at target, translating to 100% of such PSUs being earned.
Relating to the 2022 annual performance period, the Company produced an annual revenue growth rate of 20.4%. The 33.33% portion of the 2021 PSU grant relating to 2022, as well as the 2022 PSU grant for Mr. Das, thus achieved target performance, translating to 33.33% of such PSUs being earned.
In the case of the PSUs granted to the NEOs in 2021, 2022 and 2023, as applicable, the Committee certified the performance against the applicable annual revenue growth targets relating to performance during the 2023 performance period on February 28, 2024, and the 2022 annual performance period on February 20, 2023. Accordingly, the shares received in respect of PSUs that vested in fiscal 2023 were as follows:

PSUs
NEO	(#)
Sandeep Sahai	125,148
James Cox	70,894
Scott Erickson	41,898
Souvik Das	18,750
Subi Sethi	23,433
Grant Timing
Long-term incentive awards are typically finally approved on the date that the Committee certifies our annual revenue growth rate. The Committee approved the equity grants made in fiscal 2023 in February 2023. This grant timing allows for consideration of full-year financial results and scorecard achievement for the most recently completed fiscal year, as well as full consideration of priorities for the current fiscal year, prior to making the grants. From time to time, the Committee may make off-cycle grants to NEOs to recognize mid-year promotions or other circumstances. Officers who join the Company after February in a given year may be granted equity awards following their start date.

TRA Bonus Agreements
As described in the section titled “Certain Relationships and Related Party Transactions—Tax Receivable Agreement,” in connection with the IPO we entered into a Tax Receivable Agreement with certain of the Continuing Equity Owners and the Blocker Shareholders. In addition, in connection with the IPO we entered into TRA Bonus Agreements substantially concurrently with or prior to the consummation of the IPO, pursuant to which certain executive officers, including Messrs. Sahai, Cox and Erickson and Ms. Sethi, will, subject to the terms and conditions of his or her TRA Bonus Agreement, be eligible to receive a cash bonus payment (the “TRA Bonus”). The Tax Receivable Agreement provides for the payment by us to certain of the Continuing Equity Owners and the Blocker Shareholders, collectively, of 85% (less payments under the TRA Bonus Agreements) of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) Clearwater Analytics Holdings, Inc.’s allocable share of the Blocker Entities’ share of existing tax basis acquired in connection with the Transactions and certain tax attributes of the Blocker Entities, such as net operating losses, to which Clearwater Analytics Holdings, Inc. will be the successor as a result of the Transactions, (ii) certain increases in the tax basis of assets of CWAN Holdings, LLC and its subsidiaries resulting from purchases or exchanges of LLC Interests, (iii) payments made under TRA Bonus Agreements and (iv) certain other tax benefits related to our entering into the Tax Receivable Agreement, including tax benefits attributable to certain payments that we make under the Tax Receivable Agreement (collectively, the “Tax Attributes”). We expect to benefit from the remaining 15% (taking into account amounts paid pursuant to the TRA Bonus Agreements) of the tax benefits, if any, that we may actually realize.
Pursuant to the terms of the TRA Bonus Agreements, when the Continuing Equity Owners and the Blocker Shareholders are paid pursuant to the Tax Receivable Agreement (including in the event of a change of control (as defined in the TRA Bonus Agreements)), the TRA Bonus recipients, including Messrs. Sahai, Cox and Erickson and Ms. Sethi, will be eligible to receive an amount up to 4.6% in the aggregate of the payments that would have been made to certain of the Continuing Equity Owners and Blocker Shareholders under the Tax Receivable Agreement but for the amounts payable under the TRA Bonus Agreements (the “TRA Bonus Pool”), subject to each TRA Bonus recipient’s continued employment through the applicable payment date. Upon a termination of employment of the TRA Bonus recipients, including our named executive officers (i) by the Company without cause, (ii) by the TRA Bonus recipient for good reason or (iii) due to the TRA Bonus recipient’s death or disability (each as defined in the TRA Bonus Agreements) that occurs during the six-month period prior to a change in control, the TRA Bonus recipient, including our named executive officers, will be eligible to receive his or her share of the TRA Bonus.

Post-Employment Compensation

Health and Welfare and Other Benefits
We offer a broad range of benefits, which include medical, dental, vision, life, and disability plans to our employees, including our NEOs.
We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our NEOs and are entirely aligned with benefits provided to all of our employees.

Qualified Retirement Plan
We offer a tax-qualified 401(k) defined contribution plan covering substantially all of our U.S. employees, including our NEOs. Eligible employees may make voluntary pre-tax and post-tax contributions and are eligible for matching Company contributions. The plan also permits discretionary Company contributions. All contributions to the plan are subject to certain limitations under the Code.

Severance and Change in Control Provisions
Our NEOs are entitled to certain payments and benefits upon certain qualifying terminations of employment and in connection with a change in control. See "Potential Payments upon a Termination or Change in Control" below for more information.

Relocation Allowances and Cost of Living Adjustment Subsidy
In 2023, Ms. Sethi relocated to Boise, Idaho from Gurgaon, India. In connection with her relocation, to assist with the physical relocation and related costs, the Company provided a one-time relocation allowance in the amount of $60,000 and housing assistance in the amount of $7,140. In addition, for 2023, Ms. Sethi received a $50,000 yearly temporary cost of living adjustment subsidy. Ms. Sethi will continue to receive a temporary cost of living adjustment subsidy for as long as Ms. Sethi remains in Boise, which amount was increased for 2024 to $75,000. Mr. Erickson relocated to New York in 2022, and in connection with that move the Company provides an annual $100,000 temporary cost of living adjustment subsidy for as long as Mr. Erickson remains in New York. Details regarding benefits and perquisites specific to each NEO can be found in the footnotes to the 2023 Summary Compensation Table set forth below under “Additional Compensation Information.”

V. ADDITIONAL COMPENSATION POLICIES AND PRACTICES

Clawback Policy
The Board adopted a clawback policy that complies with NYSE’s new clawback rules promulgated under Section 10D of the Exchange Act and the rules promulgated thereunder. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any such financial reporting requirement, the clawback policy requires that covered executives must reimburse the Company or forfeit, any excess incentive-based compensation received by such covered executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement. Executives covered by the clawback policy are current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the NYSE listing standards. Incentive-based compensation subject to the clawback policy includes any cash or equity compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. The amount subject to recovery is the excess of the incentive-based compensation received based on the erroneous data over the incentive-based compensation that would have been received had it been based on the restated results. The clawback policy will only apply to incentive-based compensation received on or after the effective date of Section 303A.14 of the NYSE Listed Company Manual.

Executive Stock Ownership Guidelines
We believe that the Company and our stockholders are best served when executive officers manage the business with a long-term perspective. As such, the Company has implemented executive stock ownership guidelines, as we believe stock ownership is an important tool to strengthen the alignment of interests among our executive officers and our stockholders, to reinforce executive officers’ commitment to us and to demonstrate our commitment to sound corporate governance. The guidelines require that within five years of being appointed to a covered position, the CEO and the other executive officers hold a minimum amount of Company shares that equates to a multiple of the value of their annual base salary.

Position	Multiple of Base Salary
Chief Executive Officer	6x
Other Executive Officers	2x
For this purpose, RSUs (whether or not vested) and Company shares directly or beneficially owned by the executive officer, or the executive officer’s immediate family members, will count for purposes of satisfying the ownership requirement, but not PSUs. After the initial five-year phase-in period, compliance with the ownership requirement will be measured as of the last trading day of each calendar year.

Anti-Hedging and Anti-Pledging Policy
The Company has adopted an insider trading policy that prohibits employees (including our NEOs) and directors from engaging in any hedging transactions (including transactions involving prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities without first obtaining pre-approval. It also explicitly prohibits employees (including our NEOs) and directors from engaging in transactions involving publicly-traded options, including transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, to avoid the appearance of trading based on material nonpublic information. Short sales of the Company’s equity securities, which are inherently speculative in nature and contrary to the best interests of the Company and its stockholders, are also prohibited. The Company’s insider trading policy also prohibits employees (including our NEOs) and directors from pledging the Company’s securities in any circumstance, including by purchasing Company securities on margin or holding the Company’s securities in a margin account, without first obtaining pre-approval.

Risk Oversight and Compensation Risk Assessment
The Committee conducted a review of the compensation program and arrangements for the Company’s executives and other employees to evaluate whether incentives and other forms of pay encourage unnecessary or excessive risk taking. This assessment by the Committee included a review of the design of our incentive plans and policies, and the impact of risk mitigation features in these plans or policies. Based on this analysis, the Committee was satisfied that any risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company.

Accounting Considerations
We follow Financial Accounting Standards Board ASC Topic 718 for our stock-based compensation awards. In accordance with ASC Topic 718, stock-based compensation cost is measured at the grant date, or with respect to performance-based awards, the service inception date, based on the estimated fair value of the awards using a variety of assumptions. This calculation is performed for accounting purposes and, as applicable, reported in the compensation tables, even though recipients may never realize any value from their awards. We record this expense on an ongoing basis over the requisite employee service period. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

VI. COMPENSATION COMMITTEE REPORT

This Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent the Company incorporates such Report by specific reference.
The Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and these discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s Proxy Statement.
The preceding report has been furnished by the following members of the Committee:

The Committee

Eric J. Lee, Chair
Cary J. Davis
D. Scott Mackesy
Andrew Young

EXECUTIVE COMPENSATION TABLES
2023 Summary Compensation Table
The following table summarizes the compensation paid to, awarded to, or earned by the named executive officers for our last three most recently completed fiscal years.

Name and Principal Position	Year	Salary(1) ($)	Bonus (2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)
Sandeep Sahai
Chief Executive Officer	2023	653,400	—	30,605,442	—	777,807	263,565	32,300,214
	2022	653,400	—	—	—	787,420	277,802	1,718,622
	2021	653,400	—	13,516,020	6,607,953	834,183	25,447	21,637,003
Jim Cox
Chief Financial Officer	2023	425,000	—	11,723,609	—	388,000	112,559	12,649,168
	2022	425,000	—	—	—	384,852	115,391	925,243
	2021	425,000	—	7,656,534	2,147,584	344,529	25,147	10,598,794
Scott Erickson
Chief Revenue Officer	2023	425,000	—	9,495,000	—	240,700	183,013	10,343,713
	2022	362,500	—	—	—	309,074	134,349	805,923
	2021	300,000	—	4,525,002	2,147,584	318,362	24,966	7,315,914
Souvik Das(*)
Chief Technology Officer	2023	425,000	102,750	11,394,000	—	217,250	29,494	12,168,494
	2022	375,000	—	1,612,500	—	148,501	25,845	2,161,846

Subi Sethi(**)
Chief Client Officer	2023	312,198	99,500	7,596,000	—	230,500	140,347	8,378,545
(*)Mr. Das was not a named executive officer for fiscal year 2021.
(**) Ms. Sethi was not a named executive officer for fiscal years 2022 and 2021.

(1)Amounts reported in this column reflect the actual base salaries paid to our named executive officers for our fiscal year ended December 31, 2023, fiscal year ended December 31, 2022 and fiscal year ended December 31, 2021.
(2)Amounts reported reflect a special, one-time bonus.
(3)Amounts reported in this column reflect the aggregate grant date fair value of RSUs and PSUs, computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), made to our named executive officers in fiscal 2023, fiscal 2022 and fiscal 2021. The PSUs are valued based on the probable outcome of the performance-based vesting conditions. The grant fair date value of the 2021 PSUs assuming maximum performance is achieved would be $7,433,811, $4,211,084 and $2,488,741 for Messrs. Sahai, Cox, and Erickson, respectively. The grant date fair value of the 2022 restricted stock units subject to performance- based vesting conditions assuming maximum performance is achieved would be $886,875 for Mr. Das. The grant fair date value of the 2023 PSUs assuming maximum performance is achieved would be $15,302,712, $5,861,814, $4,747,500, $5,697,000 and $3,798,000 for Messrs. Sahai, Cox, Erickson, Das and Ms. Sethi. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our 2023 Annual Report.
(4)Amounts reported in this column reflect the aggregate grant date fair value of option grants, computed in accordance with FASB ASC Topic 718, made to our named executive officers in fiscal 2021. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our 2023 Annual Report.
(5)Amounts reported in this column reflect (i) with respect to fiscal 2023, annual bonuses paid in February 2024 in respect of fiscal 2023 performance, (ii) with respect to fiscal 2022, annual bonuses paid in February 2023 in respect of fiscal 2022 performance, and (iii) with respect to fiscal 2021, annual bonuses paid in February 2022 in respect of fiscal 2021 performance.
(6)All Other Compensation paid in fiscal 2023 is comprised of the following:

Name	Year	401(k) Contribution ($)(a)	Other Personal Benefits ($)(b)	TRA Bonus ($)(c)
Sandeep Sahai	2023	13,200	15,293	235,072
Jim Cox	2023	13,200	16,294	83,065
Scott Erickson	2023	13,200	115,461	54,352
Souvik Das	2023	13,200	16,294	—
Subi Sethi	2023	—	118,148	22,199
(a)Amounts reported in this column represent the amount of Company matching contributions made to each named executive officer’s account under our 401(k) plan.
(b)Amounts reported in this column represent health insurance premiums paid by the Company on behalf of each of our named executive officers. In the case of Mr. Erickson, an annual $100,000 temporary cost of living adjustment subsidy is included, which Mr. Erickson is eligible to receive so long as Mr. Erickson remains in New York. In the case of Ms. Sethi, a $60,000 one-time relocation allowance and $50,000 of temporary cost of living adjustment subsidy is included.
(c)Amounts reported in this column represent amounts earned in relation to the TRA Bonus.

Grants of Plan-Based Awards for Fiscal 2023
The following table sets forth certain information regarding grants of plan-based awards to our NEOs for fiscal 2023 under our compensation programs and plans.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:	Grant Date Fair Value of Stock and Option Awards
	Grant Date	Threshold	Target	Maximum	Threshold Performance Shares	Target Performance Shares	Maximum Performance Shares	Number of Shares of Stock or Units
Name		($)	($)	($)(3)	(#)	(#)	(#)	(#)(4)	($)(5)
Sandeep Sahai	2/20/23	588,060	784,080	940,896	-	-	-	-	-
	2/20/23	-	-	-	644,664	805,830	886,413	-	15,302,712
	2/20/23	-	-	-	-	-	-	805,831	15,302,731
Jim Cox	2/20/23	300,000	400,000	480,000	-	-	-	-	-
	2/20/23	-	-	-	246,942	308,678	339,546	-	5,861,795
	2/20/23	-	-	-	-	-	-	308,679	5,861,814
Scott Erickson	2/20/23	217,500	290,000	348,000	-	-	-	-	-
	2/20/23	-	-	-	200,000	250,000	275,000	-	4,747,500
	2/20/23	-	-	-	-	-	-	250,000	4,747,500
Souvik Das	2/20/23	168,750	225,000	270,000	-	-	-	-	-
	2/20/23	-	-	-	240,000	300,000	330,000	-	5,697,000
	2/20/23	-	-	-	-	-	-	300,000	5,697,000
Subi Sethi	2/20/23	168,750	225,000	270,000	-	-	-	-	-
	2/20/23	-	-	-	160,000	200,000	220,000	-	3,798,000
	2/20/23	-	-	-	-	-	-	200,000	3,798,000

(1)These columns reflect the bonus opportunities under their scorecards for fiscal 2023. No bonus is payable to our NEOs if performance is achieved below the threshold performance level, which is equal to 75% of the relevant performance target.
(2)The amounts in these columns reflect the PSUs granted to the NEOs under the 2021 Plan during fiscal 2023. These PSUs reflect the right to receive between 0% and 110% of one-third of the target number of PSUs granted to the NEO and are earned based on the Company's achievement of annual revenue growth target described above in the CD&A. See "COMPENSATION PROGRAM COMPONENTS—Long Term Incentives—PSUs."
(3)Payout may exceed target by up to 20% for achievement in excess of the applicable performance targets, calculated based on linear interpolation.
(4)The amounts in this column reflect the RSUs granted to the NEOs under the 2021 Plan during fiscal 2023. These RSUs vest 25% per year over four years, subject to continued employment with us.
(5)The amounts reported in this column for RSUs reflect the aggregate grant date fair value of RSUs computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts in this column for PSUs were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the values of the PSU awards, the amount reflected in the table represents the number of shares payable determined based on achievement at 100%. The actual value, if any, that each NEO will realize for these PSUs is a function of the value of the shares if and when the awards vest.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
See "—Compensation Discussion and Analysis—COMPENSATION PROGRAM COMPONENTS" and "—EXECUTIVE COMPENSATION TABLES—Potential Payments Upon Termination or Change in Control" for disclosure relevant to the Summary Compensation Table and Grants of Plan-Based Awards Table.

Outstanding Equity Awards at 2023 Fiscal Year End
The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2023, using the closing stock price on such date of $20.03.

	Option Awards						Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexcercisable(1) (5)	Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)(2)(5)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(4)(5)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Sandeep Sahai	11/28/2018	2,174,368	—	4.40		11/28/2028	—	—	—	—
	1/21/2020	463,737	207,440	4.40		1/21/2030	—	—	—	—
	3/8/2021	984,375	365,625	12.40		3/8/2031	—	—	—	—
	9/24/2021	—	—	—		—	281,584	5,640,128	—	—
	9/24/2021	—	—	—		—	—	—	250,297	5,514,794
	2/20/2023	—	—	—		—	805,831	16,140,795	—	—
	2/20/2023	—	—	—		—	—	—	805,830	12,912,620
Jim Cox	5/20/2019	648,800	176,250	4.40		5/20/2029	—	—	—	—
	1/21/2020	143,788	64,321	4.40		1/21/2030	—	—	—	—
	3/8/2021	319,010	118,490	12.40		3/8/2031	—	—	—	—
	9/24/2021	—	—	—		—	159,511	3,195,005	—	—
	9/24/2021	—	—	—		—	—	—	141,787	3,123,993
	2/20/2023	—	—	—		—	308,679	6,182,840
	2/20/2023	—	—	—		—	—	—	308,678	4,946,256
Scott Erickson	11/2/2017	252,265	—	4.00		11/2/2027	—	—	—	—
	4/10/2018	69,338	—	4.00		4/10/2028	—	—	—	—
	1/1/2019	34,949	7,345	4.40		1/1/2029	—	—	—	—
	1/21/2020	70,836	32,783	4.40		1/21/2030	—	—	—	—
	3/8/2021	319,010	118,490	12.40		3/8/2031	—	—	—	—
	9/24/2021	—	—	—		—	94,271	1,888,248	—	—
	9/24/2021	—	—	—		—	—	—	83,796	1,846,277
	2/20/2023	—	—	—		—	250,000	5,007,500	—	—
	2/20/2023	—	—	—		—	—	—	250,000	4,006,000
Souvik Das	8/2/2021	291,667	208,333	17.84		8/2/2031	—	—	—	—
	9/24/2021	—	—	—		—	14,062	281,662	—	—
	9/24/2021	—	—	—		—	—	—	12,500	275,413
	3/18/2022	—	—	—		—	28,125	563,344	—	—
	3/18/2022	—	—	—		—	—	—	25,000	550,825
	2/20/2023	—	—	—		—	300,000	6,009,000
	2/20/2023	—	—	—		—	—	—	300,000	4,807,200
Subi Sethi	1/2/2020	66,056	83,750	4.40	14	1/2/2030	—	—	—	—
	1/21/2020	29,955	13,401	4.40		1/21/2030	—	—	—	—
	3/8/2021	109,375	40,625	12.40		3/8/2031	—	—	—	—
	9/24/2021	—	—	—		9/24/2031	52,725	1,056,082	—	—
	9/24/2021	—	—	—		9/34/2031	—	—	46,866	1,032,599
	2/20/2023	—	—	—		2/20/2033	200,000	4,006,000	—	—
	2/20/2023	—	—	—		2/20/2033	—	—	200,000	3,204,800
(1)Option awards in this column are all subject to time-vesting conditions. Options granted prior to fiscal 2021 are eligible to vest in 20% increments annually, subject to continued employment. For options granted in fiscal 2021, 25% of the options awarded are eligible to vest on the first anniversary of the grant date, and

75% are subsequently eligible to vest on a monthly basis over the remaining three-year period of employment.
(2)The stock awards in this column consist of (i) RSUs granted in fiscal 2023 that will vest in equal annual installments on each of the first four anniversaries of January 1, 2023, (ii) RSUs granted in fiscal 2022 that will vest in equal installments on each of the first four anniversaries of January 1, 2022, and (iii) RSUs granted in fiscal 2021 that will vest in equal annual installments on each of the first four anniversaries of January 1, 2022, subject to continued employment.
(3)The amounts reflected in this column reflect the market value of unvested RSUs, determined by multiplying the number of such awards by the market price of our common stock at the close of the last trading day of fiscal year 2023, which was $20.03 per share.
(4)The stock awards listed in this column consist of PSUs that are subject to certain performance-based vesting requirements based on annual revenue growth rate. PSUs granted in fiscal 2023 vest in equal annual installments on each of the first three anniversaries of January 1, 2023, subject to continued employment through the payment date. PSUs granted in fiscal 2022 vest in equal annual installments on each of the first three anniversaries of January 1, 2022, subject to continued employment through the payment date. PSUs granted in fiscal 2021 vest in equal installments on each of the first three anniversaries of January 1, 2021, subject to continued employment through the payment date.
(5)The options, RSUs and PSUs are subject to accelerated vesting on certain qualifying terminations and/or a change in control, as described below in "Potential Payments Upon Termination or Change in Control".

Option Exercises and Stock Vested During Fiscal 2023
The following table presents, for each of our NEOs, the shares of our common stock that were acquired upon the exercise of vested stock options and the vesting of RSUs and the related value realized during fiscal 2023.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Sandeep Sahai	499,295	7,736,568	219,009	4,152,724
Jim Cox	120,000	1,723,911	124,065	2,352,450
Scott Erickson	7,355	103,156	73,322	1,390,290
Souvik Das	—	—	32,813	622,181
Subi Sethi	50,000	736,848	41,008	776,516
(1)Calculated by multiplying the number of corresponding shares acquired by the difference between the exercise price and the market price of the underlying common stock at the time of exercise.
(2)Calculated by multiplying the number of corresponding shares acquired by the closing price of the common stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).
Potential Payments Upon Termination or Change in Control

In the event of a qualifying termination of employment and/or the occurrence of a change in control of the Company, each of our NEOs are entitled to certain payments and benefits under their employment agreements and/or their outstanding equity incentive awards. For a detailed summary of these payments and benefits, see the narrative description that follows the table below.

The table below sets forth the amounts of the payments and benefits that each NEO would have been entitled to receive upon a qualifying termination of employment by the Company and/or the occurrence of a change in control, in each case assuming the relevant event occurred on December 31, 2023. The values reflected in the table below relating to the acceleration of equity awards are based on the last closing price of our common stock as of December 31, 2023 ($20.03 per share) (in the case of options, minus the applicable exercise price).

In addition to the amounts set forth in the table below, upon any termination of employment, each NEO would also be entitled to receive all payments generally provided to salaried employees on a non-discriminatory basis on termination. Amounts payable to the NEOs may be subject to reduction under Sections 280G and 4999 of the Code.

The table below assumes a change in control does not occur within six months following December 31, 2023, so no amounts are reported below with respect to the TRA Bonuses.

		Termination without Cause by Company or for Good Reason by NEO NOT in Connection with a Change in Control	Termination without Cause by Company or for Good Reason by NEO in Connection with a Change in Control	Change in Control NOT in Connection with Termination without cause by Company or for Good Reason by NEO
Name	Benefit Description	($)	($)(1)	($)(2)
Sandeep Sahai	Cash severance(3)	1,437,480	1,437,480	—
	Accelerated Vesting of equity awards	—	46,240,343	6,032,006
Jim Cox	Cash severance(4)	212,500	212,500	—
	Accelerated Vesting of equity awards	—	22,112,298	4,664,203
Scott Erickson	Cash severance(5)	212,500	212,500	—
	Accelerated Vesting of equity awards	—	14,279,305	1,531,279
Souvik Das	Cash severance(6)	106,250	106,250	—
	Accelerated Vesting of equity awards	—	12,943,693	456,249
Subi Sethi	Cash severance(7)	81,250	81,250	—
	Accelerated Vesting of equity awards	—	11,127,919	1,828,439
(1)Amounts represent the vesting of all of the NEO's unvested options, granted under the 2017 Plan upon the change in control and the vesting of RSUs and PSUs pursuant to the 2021 Plan in the case of a termination without cause by the Company or for good reason by NEO in connection with a change in control.
(2)Amounts represent the vesting of all of the NEO's unvested options only in the case of a change in control without a termination of employment pursuant to an amendment to the acceleration terms of options then held by the NEOs at the time of our IPO to provide for accelerated vesting of any then unvested options outstanding at the time of the consummation of the IPO to the earlier of a “Change in Control” (as defined in the 2017 Equity Incentive Plan) or the date that WCAS and its affiliates own less than 5% of the common stock of the Company.
(3)Amounts represent a cash severance payment equal to Mr. Sahai's annual base salary and annual target bonus as of December 31, 2023.
(4)Amounts represent a cash severance payment equal to six months of Mr. Cox's annual base salary as of December 31, 2023.
(5)Amounts represent a cash severance payment equal to six months of Mr. Erickson's annual base salary as of December 31, 2023.
(6)Amounts represent a cash severance payment equal to three months of Mr.Das's annual base salary as of December 31, 2023.
(7)Amounts represent a cash severance payment equal to three months of Ms. Sethi's annual base salary as of December 31, 2023.
Employment Agreements
We are party to employment agreements with Messrs. Sahai, Cox, Erickson and Das and Ms. Sethi, which provide for at-will employment, subject to the severance entitlements described below, and set forth each named executive officer’s initial annual base salary and target annual bonus opportunity, among other terms and conditions.
The employment agreements provide that, upon termination of a named executive officer’s employment by us for any reason other than for “cause,” or by the named executive officer for “good reason,” each as defined therein and summarized below, subject to the named executive officer’s execution, delivery and non-revocation of a general release of all claims in favor of the Company, the named executive officer is entitled to severance. The Committee believes these severance payments and benefits are important from a recruiting perspective to provide some level of protection to our executive officers from having their employment terminated without cause, and that the amounts are reasonably when compared with similar arrangements adopted by comparable companies.
For Mr. Sahai, severance consists of (i) 12 months of continued base salary payments and (ii) target annual bonus for the year of termination, based on our achievement of target bonus performance measurement for the year of termination and payable at the time that annual bonuses for the applicable fiscal year are paid generally. In addition, upon termination of employment (other than for “cause”), Mr. Sahai’s vested options remain outstanding until the earlier of (i) a Change in Control (as defined in the 2017 Equity Incentive Plan) transaction, upon which the vested options are canceled in exchange for cash consideration or (ii) the expiration of the term. Mr. Sahai’s employment agreement also provides that upon a transaction that consists of a final sale of the Company or a substantial sale of our equity or assets, the Company may, at our discretion, grant a transaction bonus to Mr. Sahai.
For Mr. Cox and Mr. Erickson severance consists of six months of continued base salary payments. For Mr. Das and Ms. Sethi severance consists of three months of continued base salary payments.
Under Mr. Sahai’s employment agreement, “cause” generally means: (i) material breach by Mr. Sahai of any term of the employment agreement, or the Company’s policies, his fiduciary duties to the Company, Clearwater Analytics, LLC or any of their affiliates, or of any law, statute, or regulation, (ii) misconduct which is materially injurious to the Company, Clearwater Analytics, LLC or any of their affiliates, either monetarily or otherwise, or which impairs his ability to effectively perform his duties or responsibilities, (iii) personal conduct which materially impairs his ability to perform his duties or manage subordinate employees, including but not limited to the abuse of alcohol or controlled substances, sexual harassment and discrimination, (iv) habitual or repeated neglect of his duties or responsibilities, (v) failure to comply with any valid and legal directive of the Board, which failure has a material impact on the Company, (vi) appropriation of (or attempted appropriation of) a business opportunity of the Company, Clearwater Analytics, LLC, or their affiliates, including attempting to secure or securing any personal profit in connection with an transaction by the Company or its affiliates, (vii) commission or conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to any felony or a crime, which in the Company’s reasonable judgment, involves moral turpitude, (viii) willful unauthorized disclosure (or attempted disclosure) of confidential information, (ix) intentional injury of another employee or any person in the course of performing services for the Company or (x) any conflict of interest, including, but not limited to solicitation of business on behalf of a competitor or potential competitor or breach of any fiduciary duty to the Company, Clearwater Analytics, LLC or any of their affiliates. With respect to clauses (i) through (iii), if capable of cure, Mr. Sahai must be given a reasonable opportunity to comply with such policy or cure his failure or misconduct to the satisfaction of the Board within the reasonable time prescribed by the Board to cure such failure or misconduct as set forth in a written notice of such breach from Board.
Under the employment agreements of Messrs. Cox, Erickson and Das and Ms. Sethi, “cause” generally means the named executive officer’s: (i) material breach of any term of the employment agreement, or the Company’s policies, the named executive officer's fiduciary duties to the Company, Clearwater Analytics, LLC or any of their affiliates, or of any law, statute or regulation, (ii) misconduct which is injurious to the Company, Clearwater Analytics, LLC or any of their affiliates, either monetarily or otherwise, or which impairs the named executive officer's ability to effectively perform his or her duties or responsibilities, (iii) personal conduct which reflects poorly on the Company, Clearwater Analytics, LLC or named executive officer, or which impairs his or her ability to perform his or her duties or manage subordinate employees, including but not limited to the abuse of alcohol or controlled substances, sexual harassment and discrimination, (iv) habitual or repeated neglect of his or her duties or responsibilities, (v) failure to comply with any valid and legal directive of the Company or the chief executive officer of the Company, (vi) appropriation of (or attempted appropriation of) a business opportunity of the Company, Clearwater Analytics, LLC or their affiliates, including attempting to secure or securing any personal profit in connection with any transaction by the Company or its affiliates, (vii) commission or conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to any felony or a crime, which in the Company’s reasonable judgment, involve moral turpitude, (viii) willful unauthorized disclosure (or attempted disclosure) of confidential information, (ix) intentional injury of another employee or any person in the course of performing services for the Company or (x) any conflict of interest, including, but not limited to solicitation of business on behalf of a competitor or potential competitor or breach of any fiduciary duty to the Company, Clearwater Analytics, LLC or any of their affiliates. With respect to clauses (i) through (iii), if capable of cure, the named executive officer must be given a reasonable opportunity to comply with such policy or cure his or her failure or misconduct to the satisfaction of the Company within the reasonable time prescribed by the Company to cure such failure or misconduct as set forth in a written notice of such breach from the Company.
Under Mr. Sahai’s employment agreement, “good reason” generally means the occurrence of any of the following: (i) a reduction, without Mr. Sahai’s consent, of his base salary or target annual bonus opportunity, unless the reduction is generally applicable to substantially all senior executives of the Company, (ii) a relocation of Mr. Sahai’s principal place of employment by more than 50 miles, (iii) material breach of the employment agreement by the Company or (iv) a substantial diminution in Mr. Sahai’s authority or duties that is materially inconsistent with his position of Chief Executive Officer without his consent.
Under the employment agreements of Messrs. Cox, Erickson and Das and Ms. Sethi, “good reason” generally means the occurrence of any of the following: (i) a material reduction, without the named executive officer’s consent, of the named executive officer's base salary or target annual bonus opportunity, unless the reduction is generally applicable to substantially all senior employees of the Company, (ii) a material breach of the employment agreement by the Company or (iii) a substantial diminution in the named executive officer’s authority or duties that is materially inconsistent with the named executive officer's position without the named executive officer's consent.
Each named executive officer is subject to non-competition covenants during employment and for 12 months thereafter, non-solicitation covenants during employment and for 18 months thereafter (12 months with respect to Mr. Sahai), as well as perpetual confidentiality, assignment of inventions covenants and non-disparagement covenants (mutual non-disparagement, with respect to Messrs. Sahai, Cox and Erickson and Ms. Sethi).

The employment agreements also provide that in the event that any compensation, payment or distribution to the NEO under the employment agreement (the “Parachute Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, then such Parachute Payments will be reduced (but not below zero) to the extent necessary so that the maximum Parachute Payments will not exceed the Threshold Amount (as defined in the applicable employment agreement).

Equity Awards
Prior to the Company's IPO, the NEOs were granted options under the 2017 Equity Incentive Plan. In connection with our IPO, the Board of CWAN Holdings, LLC amended the options then held by the NEOs to provide for accelerated vesting of any then unvested options outstanding at the time of the consummation of the IPO to the earlier of a "Change in Control" (as defined in the 2017 Equity Incentive Plan) or the date that WCAS and its affiliates own less than 5% of the common stock of the Company.
In the event the RSUs and PSUs granted under the 2021 Plan are assumed or substituted in connection with a “change in control” (as defined in the 2021 Plan), such awards will not accelerate by reason of the change in control unless the NEO also experiences an involuntary termination as a result of the change in control. Such awards held by a NEO who experiences an involuntary termination as a result of a change in control will immediately vest as of the date of such termination.
A NEO will be deemed to experience an involuntary termination as a result of a change in control if the NEO experiences a termination by the Company other than for “cause” (as defined in the 2021 Plan) or for “good reason” (as defined in the 2021 Plan), or otherwise experiences a termination under circumstances which entitle the NEO to mandatory severance payment(s) pursuant to applicable law, at any time beginning on the date of the change in control up to and including the second anniversary of the change in control.

Pay Versus Performance Disclosure
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO¹ ($)	Compensation Actually Paid to PEO¹˒²˒³ ($)	Average Summary Compensation Table Total for Non-PEO NEOs1 ($)	Average Compensation Actually Paid to Non-PEO NEOs1,2,3 ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income ($ Millions)	Revenue⁵ ($ Millions)
					TSR ($)	Peer Group TSR ($)
2023	32,300,214	34,028,283	10,884,980	11,436,050	78.95	126.03	(23.08)	368.17
2022	1,718,622	(4,664,618)	1,297,671	(952,287)	73.91	79.85	(6.70)	303.43
2021	21,637,003	36,866,143	10,756,321	10,921,700	90.58	111.2	(8.09)	252.02

1. Sandeep Sahai was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022	2023
Jim Cox	Jim Cox	Jim Cox
Scott Erickson	Scott Erickson	Scott Erickson
Joseph Kochansky	Souvik Das	Souvik Das
Subi Sethi
2. The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

3. Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. In calculating the 'compensation actually paid' amounts reflected in these columns, the fair value or change in fair value, as applicable of the equity award adjustments included in such calculation was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant.

Year	Summary Compensation Table Total for Sandeep Sahai ($)	Less, Grant Date Fair Value of Stock and Option Awards Reported in the Summary Compensation Table ($)	Plus, Year-End Fair Value of Awards Granted in the Covered Fiscal Year that are Outstanding and Unvested ($)	Plus, Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	Plus, Vesting Date Fair Value of Awards Granted in the Covered Fiscal Year that Vested in that Year	Plus, Change in Fair Value Year of Awards Granted in Prior Years that Vested in the Covered Fiscal Year (From Prior Year-End to Vesting Date)	Less, Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in the Covered Fiscal Year	Plus, Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included	Compensation Actually Paid to Sandeep Sahai ($
2023	32,300,214	(30,605,442)	32,281,570	659,553	—	(607,612)	—	—	34,028,283
2022	1,718,622	—	—	(4,904,187)	—	(1,479,053)	—	—	(4,664,618)
2021	21,637,003	(20,123,973)	35,353,113	—	—	—	—	—	36,866,143

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Less, Average Grant Date Fair Value of Stock and Option Awards Reported in the Summary Compensation Table ($)	Plus, Average Year-End Fair Value of Awards Granted in the Covered Fiscal Year that are Outstanding and Unvested ($)	Plus, Average Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	Plus, Average Vesting Date Fair Value of Awards Granted in the Covered Fiscal Year that Vested in that Year	Plus, Average Change in Fair Value Year of Awards Granted in Prior Years that Vested in the Covered Fiscal Year (From Prior Year-End to Vesting Date)	Less, Average Prior Year-End Fair Value of Awards Granted in Prior Years that Failed to Vest in the Covered Fiscal Year	Plus, Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included	Average Compensation Actually Paid to Non-PEO NEOs ($
2023	10,884,980	(10,052,152)	10,602,670	174,553	—	(174,000)	—	—	11,436,050
2022	1,297,671	(537,500)	468,750	(1,590,592)	—	(590,616)	—	—	(952,287)
2021	10,756,321	(10,089,503)	10,254,882	—	—	—	—	—	10,921,700

4. The Peer Group TSR set forth in this table utilizes the S&P Information Technology Sector Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2023. The Company TSR and the Company's Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K.

5. Represents the amount of net income reflected in the Company's audited GAAP financial statements for each applicable fiscal year.

6. We determined Revenue to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2023. This performance measure may not have been the most important financial performance measure for prior years and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company and Peer Group Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years, and the Peer Group TSR over the same period.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR
Compensation Actually Paid ($ Millions)
40
35
30
25
20
15
10
5
0
-5
-10
$140
$120
$100
$80
$60
$40
$20
$0
-$20
-$40
Company TSR (FYE 2020 Indexed to $100)
100.00
100.00
36.87
111.20
90.58
10.92
79.85
73.91
(4.66)
(0.95)
34.03
126.03
78.95
11.44
2020
2021
2022
2023
Fiscal Year
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Clearwater Analytics Holdings, Inc. TSR
S&P Information Technology Sector Index TSR

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the three most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Net Income
Compensation Actually Paid ($ Millions)
40
35
30
25
20
15
10
5
0
-5
-10
Net Income ($ Millions)
200
150
100
50
0
-50
36.87
10.92
(8.09)
(4.66)
(0.95)
(6.70)
34.03
11.44
(23.08)
2021
2022
2023
Fiscal Year
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Clearwater Analytics Holdings, Inc. Net Income

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Revenue

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Revenue during the three most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Revenue
Compensation Actually Paid ($ Millions)
Revenue
40
35
30
25
20
15
10
5
0
-5
-10
400
350
300
250
200
150
100
50
0
-50
-100
36.87
10.92
252.02
303.43
(4.66)
(0.95)
34.03
11.44
368.17
2021
2022
2023
Fiscal Year
PEO Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Revenue

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other Non-PEO NEOs for 2023 to Company performance. The measures in this table are not ranked.

Revenue
Net Operating Income
Earnings Per Share
Return on Tangible Common Equity

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1):
2021 Omnibus Incentive Plan	26,965,491(2)	$8.47	33,940,074(4)
2021 Employee Stock Purchase Plan	—	N/A	7,552,185(5)
Equity compensation plans not approved by security holders	—	—	—
Total	26,965,491		41,492,259
(1)We have two equity compensation plans that have been approved by our stockholders: the 2021 Omnibus Incentive Plan and the 2021 Employee Stock Purchase Plan (the “ESPP”).
(2)Consists of 13,245,354 shares of Class A common stock issuable upon the exercise of stock options, and 13,720,137 shares of our Class A common stock issuable upon the settlement of RSUs.
(3)The weighted average exercise price relates only to stock options.
(4)Consists of shares of our Class A common stock available for future stock-based awards under our 2021 Omnibus Incentive Plan which may include the grant of stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), bonus stock, dividend equivalents, other stock-based awards, substitute awards, annual incentive awards and performance awards. The number of shares remaining available will be increased on the first day of each fiscal year during the term of the 2021 Plan commencing with the 2022 fiscal year by 5% of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or a lessor amount determined by the Committee. In 2023 the Committee determined that there were sufficient shares of Class A common stock available for future stock-based awards and hence the number of shares available did not increase on January 1, 2024.
(5)The number of shares remaining available under the 2021 ESPP will be increased on the first day of each calendar year beginning in the 2022 fiscal year and ending in and including the 2031 fiscal year, by an amount equal to the lessor of (i) 1.0% of the shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as identified by our Compensation Committee. In 2023 the Committee determined that there were sufficient shares remaining available under the 2021 ESPP and hence the number of shares available did not increase on January 1, 2024.

PROPOSAL 4 - ADVISORY VOTE ON THE FREQUENCY OF A NON-BINDING STOCKHOLDER VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are also asking our stockholders to indicate their preference regarding how frequently we should solicit future non-binding stockholder advisory votes on the compensation of our named executive officers. Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote every one (1) year, every two (2) years or every three (3) years. Alternatively, stockholders may abstain from casting a vote. The vote under this Proposal 4 is required pursuant to the Dodd-Frank Act and Section 14A of the Exchange Act.
The Board believes that holding the advisory vote every three years is most appropriate because it is most consistent with our goal of aligning executive compensation with our long-term business objectives and the interests of our stockholders. We believe that an advisory vote held every three years will provide our Board and Compensation Committee with sufficient time to thoughtfully evaluate and respond to stockholder input and effectively implement any desired changes to our compensation programs. Further, we believe an advisory vote held every three years will allow our stockholders to better evaluate the effectiveness of the long-term incentive components of our executive compensation, which make up a substantial portion of executive compensation, and will provide more time for our stockholders to review, analyze and formulate their views on our executive compensation program and practices. Our Board and our Compensation Committee value the opinions of our stockholders in this matter. However, because this is an advisory vote and therefore not binding on our Board, the Board may in the future decide to conduct advisory votes on the compensation of our named executive officers on a more frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to our executive compensation program. The results of the vote will not be construed to create or imply any change or addition to the fiduciary duties of our Board.
The alternative among “ONE YEAR”, “TWO YEARS” or “THREE YEARS” that receives the highest number of votes cast will be deemed to be the frequency preferred by our stockholders.

Following the 2024 annual meeting, we expect to hold our next advisory vote on the frequency of say-on-pay votes at our annual meeting in 2027.

THE BOARD RECOMMENDS A VOTE FOR EVERY “THREE YEARS” ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and Class D common stock as of April 15, 2024 with respect to:
•each person known by us to beneficially own 5% of any class of our outstanding shares;
•each member of and nominee to our Board and each named executive officer; and
•the members of our Board and our executive officers as a group.
The percentage of beneficial ownership of shares of our Class A common stock, our Class B common stock, our Class C common stock and Class D common stock is based on 146,214,291 shares of Class A common stock, 71,965,845 shares of Class D common stock and 27,535,479 LLC Interests (together with the corresponding shares of Class B common stock or Class C common stock, as the case may be), in each case outstanding as of April 15, 2024. The shares of Class B common stock have no economic rights, but each share entitles the holder to one vote on all matters on which stockholders of the Company are entitled to vote generally. The shares of Class C common stock have no economic rights, but each share entitles the holder to ten votes on all matters on which stockholders of the Company are entitled to vote generally (dropping to one vote upon the automatic conversion of the shares of Class C common stock to Class B common stock upon the earlier of Welsh Carson owning less than 5% of the common stock or seven years from the IPO). The shares of Class D common stock have the same economic rights as shares of Class A common stock, but each share entitles the holder to ten votes on all matters on which stockholders of the Company are entitled to vote generally (dropping to one vote upon the automatic conversion of the shares of Class D common stock to Class A common stock upon the earlier of Welsh Carson owning less than 5% of the common stock or seven years from the IPO).
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each person or entity named in the table below has sole voting and investment power with respect to all shares of common stock that he, she or it beneficially owns, subject to applicable community property laws.
Except as otherwise noted below, the address of each beneficial owner listed in the table below is c/o Clearwater Analytics Holdings, Inc., 777 W. Main Street, Suite 900, Boise, Idaho 83702.

Named of Beneficial Owner	Class A of Common Stock Beneficially Owned(1)(2)	Class D of Common Stock Beneficially Owned(1)(3)	Combined Voting Power(4)
5% Stockholders
Entities affiliated with Welsh Carson(5)	—	49,006,015	43.0%
Entities affiliated with Permira(6)	—	25,192,059	22.1%
Entities affiliated with Warburg Pincus(7)	—	25,192,059	22.1%
Wasatch Advisors, Inc.(8)	14,487,236	—	*
The Vanguard Group(9)	12,912,046	—	*
Kayne Anderson Rudnick Investment Management LLC(10)	11,084,675	—	*
Named Executive Officers, Directors and Director Nominees:
Sandeep Sahai(11)	3,962,422	—	*
Jim Cox(12)	1,590,658	—	*
Souvik Das(13)	437,309	—	*
Scott Erickson(14)	942,450	—	*
Subi Sethi(15)	371,540	—	*
Eric Lee	—	—	—%
Jacques Aigrain(16)	94,952	—	*
Kathleen A. Corbet(17)	96,463	—	*
Cary Davis	—	—	—%
Christopher Hooper	—	—	—%
Lisa Jones(18)	21,671	—	*
D. Scott Mackesy	—	—	—%
Jaswinder Pal Singh(18)	23,241	—	*
Andrew Young	—	—	—%
All executive officers and directors as a group (14 individuals)	7,540,706	—	*
*Represents less than 1.0% of outstanding shares or voting power, as applicable.
(1)Each holder of Class C common stock and Class D common stock is entitled to ten votes per share and each holder of Class A common stock and Class B common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class B common stock and Class C common stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A common stock and Class D common stock.
(2)The numbers of shares of Class A common stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all LLC Interests (together with the corresponding shares of Class B common stock) held by such Other Continuing Equity Owners have been exchanged for shares of Class A common stock.
(3)The numbers of shares of Class D common stock beneficially owned and percentages of beneficial ownership set forth in the table assume that all LLC Interests (together with the corresponding shares of Class C common stock) held by all Principal Equity Owners have been exchanged for shares of Class D common stock.
(4)Percentage of voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock voting together as a single class (subject to class-specific weightings) and as calculated on a fully diluted basis.
(5)Includes 24,572,711 shares of Class C common stock directly held by WCAS XIII Carbon Analytics Acquisition, L.P., 1,614,949 shares of Class C common stock directly held by WCAS GP CW LLC, 19,838,373 shares of Class D common stock directly held by WCAS XIII Carbon Investors, L.P., 1,235,158 shares of Class C common stock and 951,404 shares of Class D common stock directly held by WCAS XII Associates LLC and 1,470 shares of Class C common stock and 791,950 shares of Class D common stock directly held by WCAS XII Associates Cayman, L.P. (together, the “WCAS Entities”).

The general partner of WCAS XII Associates Cayman, L.P. is WCAS XII Associates LLC. The general partner of WCAS XIII Carbon Analytics Acquisition, L.P. and the managing member of WCAS GP CW LLC is WCAS XIII Associates LLC. Investment and voting decisions with respect to the shares held by the WCAS Entities are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the shares. The address of the foregoing persons is c/o Welsh, Carson, Anderson & Stowe, 599 Lexington Avenue, 18th Floor, New York, New York 10022. The foregoing information is based solely on a Form 4s filed by the WCAS Entities,WCAS XII Associates LLC and WCAS XII Associates Cayman, L.P. with the SEC on March 31, 2023.
(6)Includes 25,192,059 shares of Class D common stock held by Galibier Purchaser, LLC. Galibier Holdings, LP is the sole member of Galibier Purchaser, LLC. Galibier Holdings GP, LLC, is the general partner of Galibier Holdings, LP. Gali SCSp is the sole member of Galibier Holdings GP, LLC. Permira VII GP S.a r.l. is the general Partner of Gali SCSp. The address for each of Galibier Purchaser, LLC; Galibier Holdings, LP; and Galibier Holdings GP, LLC is 320 Park Avenue, 28th Floor, New York, New York 10022, USA. The address for each of Gali SCSp and Permira VII GP S.a r.l. is 488, route de Longwy, Luxembourg. The foregoing information is based solely on a Schedule 13G filed by the foregoing entities with the SEC on February 14, 2023.
(7)Includes 25,192,059 shares of Class D common stock held by WP CA Holdco, L.P. (“WP Holdco”). The general partner of WP Holdco is WP CA Holdco GP, LLC (“WP Holdco GP”). The managing members of WP Holdco GP are Warburg Pincus (Callisto) Global Growth (Cayman), L.P. (“WP Callisto”) and Warburg Pincus Financial Sector (Cayman), L.P. (“WP FS” and together with WP Callisto, the “Holdco GP Managers”). Warburg Pincus LLC (“WP LLC”) is the manager of the Holdco GP Managers. Warburg Pincus (Cayman) Global Growth GP, L.P. (“WP GG Cayman GP”) is the general partner of WP Callisto. Warburg Pincus (Cayman) Financial Sector GP, L.P. (“WP FS Cayman GP”) is the general partner of WP FS. Warburg Pincus (Cayman) Global Growth GP LLC (“WP GG Cayman GP LLC”) is the general partner of WP GG Cayman GP. Warburg Pincus (Cayman) Financial Sector GP LLC (“WP FS Cayman GP LLC”) is the general partner of WP FS Cayman GP. Warburg Pincus Partners II (Cayman), L.P. (“WPP II Cayman”) is the managing member of each of WP GG Cayman GP LLC and WP FS Cayman GP LLC. Warburg Pincus Partners II Holdings (Cayman), L.P. (“WPP II Holdings Cayman”) is a limited partner of WPP II Cayman. WPP II Administrative (Cayman), LLC (“WPP II Administrative”) is the general partner of WPP II Holdings Cayman. Warburg Pincus (Bermuda) Private Equity GP Ltd. is the general partner of WPP II Cayman and the managing member of WPP II Administrative. Investment and voting decisions with respect to the issuer’s shares held by WP Holdco are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the Issuer’s shares. The address of the foregoing persons is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017. The foregoing information is based solely on a Schedule 13G filed by Warburg Pincus LLC with the SEC on February 14, 2022.
(8)Represents shares beneficially owned by Wasatch Advisors, Inc., 505 Wakara Way, Salt Lake City, UT 84108. The foregoing information is based solely on a Schedule 13G filed by Wasatch Advisors, Inc. with the SEC on March 8, 2024.
(9)Represents shares beneficially owned by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 13, 2024.
(10)Represents shares beneficially owned by Kayne Anderson Rudnick Investment Management LLC, 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067. The foregoing information is based solely on a Schedule 13G filed by Kayne Anderson Rudnick Investment Management LLC with the SEC on February 12, 2024.
(11)Includes options to purchase 3,660,898 shares of Class A common stock that are exercisable within 60 days of April 15, 2024, gross of shares to be withheld for taxes.
(12)Includes options to purchase 1,354,696 shares of Class A common stock that are exercisable within 60 days of April 15, 2024, gross of shares to be withheld for taxes.
(13)Includes options to purchase 354,167 shares of Class A common stock that are exercisable within 60 days of April 15, 2024, gross of shares to be withheld for taxes.
(14)Includes options to purchase 824,821 shares of Class A common stock that are exercisable within 60 days of April 15, 2024, gross of shares to be withheld for taxes.
(15)Includes options to purchase 272,711 shares of Class A common stock that are exercisable within 60 days of April 15, 2024, gross of shares to be withheld for taxes.
(16)Includes options to purchase 57,704 shares of Class A common stock that are exercisable within 60 days of April 15, 2024 and 12,248 RSUs that will vest at the Annual Meeting, in each case gross of shares to be withheld for taxes.

(17)Includes options to purchase 58,864 shares of Class A common stock that are exercisable within 60 days of April 15, 2024 and 12,248 RSUs that will vest at the Annual Meeting, in each case gross of shares to be withheld for taxes.
(18)Includes 12,248 RSUs that will vest at the Annual Meeting, gross of shares to be withheld for taxes.

DELINQUENT SECTION 16(a) REPORTS
Due to an inadvertent omission, a Form 4 relating to the charitable contribution, for no consideration, of 5,500 shares of Class D common stock by WCAS XII Associates LLC on December 29, 2023 was delinquent. The charitable contribution was reported on a Form 4 dated March 11, 2024. Due to an inadvertent omission, a Form 4 relating to the exchange of shares of Class B common stock for shares of Class A common stock, without a corresponding sale, by Kathleen Corbet on December 15, 2023 was delinquent. The conversion was reported on a Form 4 dated April 22, 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions to which we are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under “Executive Compensation.”

Review, Approval or Ratification of Transactions with Related Persons
The Audit Committee has primary responsibility for reviewing and approving transactions with related parties. Our Audit Committee charter provides that the Audit Committee shall review and approve in advance any related party transactions.
Our Related Parties policy entered into at the time of the IPO provides that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our Audit Committee, subject to the exceptions described below. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our Audit Committee has determined that certain transactions will not require Audit Committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock (on an as-adjusted basis) and all holders of our common stock (on an as-exchanged basis) received the same benefit on a pro rata basis, and transactions available to all employees generally.

Services Agreements with Entities Affiliated with the Principal Equity Owners
We have received professional, consulting and advisory services from WCAS XIII Carbon Analytics Acquisition, L.P. and WCAS Management Corporation, each of which are affiliates of Welsh Carson, and from Warburg Pincus LLC, and from Permira. In the years ended December 31, 2023 and 2022, CWAN Holdings recognized management fees to such affiliates of Welsh Carson, Warburg Pincus LLC, and Permira of approximately $2.6 million and $2.5 million, respectively. During January 2021, CWAN Holdings made payments in relation to management fees of $6 million to Welsh Carson and $1.8 million to each of Warburg Pincus and Permira. These prepaid management fees relate to the four-year period subsequent to the completion of the Recapitalization in November 2020 and are being amortized and recognized as expense over four years. The services agreements pursuant to which such fees have been paid terminated in accordance with their terms upon consummation of our IPO, and no such services will be provided afterward.

LLC Agreement
In connection with the Transactions, Clearwater Analytics Holdings, Inc. and the Continuing Equity Owners entered into the LLC Agreement.
As a result of the Transactions, including the entry into the LLC Agreement, we hold LLC Interests in CWAN Holdings, LLC and are the sole managing member of CWAN Holdings, LLC. Accordingly, we operate and control all of the business and affairs of CWAN Holdings, LLC and, through CWAN Holdings, LLC and its direct and indirect subsidiaries, conduct our business.
As the sole managing member of CWAN Holdings, LLC, Clearwater Analytics Holdings, Inc. has the right to determine when distributions will be made to the holders of LLC Interests and the amount of any such distributions (subject to the requirements with respect to the tax distributions described below). If Clearwater Analytics Holdings, Inc. authorizes a distribution, such distribution will be made to the holders of LLC Interests, including Clearwater Analytics Holdings, Inc., pro rata in accordance with their respective ownership of CWAN Holdings, LLC.
Upon the consummation of the Transactions, Clearwater Analytics Holdings, Inc. became a holding company and its principal asset is a controlling equity interest in CWAN Holdings, LLC. As such, Clearwater Analytics Holdings, Inc. has no independent means of generating revenue. CWAN Holdings, LLC is treated as a partnership for

U.S. federal income tax purposes and, as such, is generally not be subject to U.S. federal income tax. Instead, taxable income is allocated to holders of LLC Interests, including Clearwater Analytics Holdings, Inc. Accordingly, Clearwater Analytics Holdings, Inc. incurs income taxes on its allocable share of any net taxable income of CWAN Holdings, LLC and also may incur expenses related to its operations. The LLC Agreement requires “tax distributions,” as that term is defined in the LLC Agreement, to be made by CWAN Holdings, LLC to its “members,” as that term is defined in the LLC Agreement, unless certain exceptions apply. Tax distributions generally are made quarterly to each member of CWAN Holdings, LLC including us, on a pro rata basis among the holders of LLC Interests based on CWAN Holdings, LLC’s net taxable income and without regard to any applicable basis adjustment under Section 743(b) of the Code, which means that the amount of tax distributions are determined based on the holder of LLC Interests who is allocated the largest amount of taxable income on a per LLC Interest basis and at a tax rate that is determined by us, but is made pro rata based on ownership of LLC Interests. Thus, CWAN Holdings, LLC will be required to make tax distributions that, in the aggregate, will likely exceed the amount of taxes that it would have paid if it were taxed on its net income at the tax rate applicable to a similarly situated corporate taxpayer. The tax rate used to determine tax distributions applies regardless of the actual final tax liability of any such member. Tax distributions are also made only to the extent all distributions from CWAN Holdings, LLC for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. Clearwater Analytics Holdings, Inc. causes CWAN Holdings, LLC to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow Clearwater Analytics Holdings, Inc. to pay its taxes and operating expenses, including distributions to fund any ordinary course payments due under the Tax Receivable Agreement described below.
The LLC Agreement generally does not permit transfers of LLC Interests by Continuing Equity Owners, except for transfers to Permitted Transferees, transfers pursuant to the redemption right described below and transfers approved in writing by us, as sole managing manager, and other limited exceptions. Permitted Transferees include (a) with respect to any Principal Equity Owner, any of such Principal Equity Owner’s affiliates and (b) with respect to any Other Continuing Equity Owners, any such Other Continuing Equity Owner’s affiliates or, in the case of individuals, members of their immediate family. In the event of a permitted transfer, such Continuing Equity Owner will be required to simultaneously transfer shares of Class B common stock or Class C common stock (as the case may be) to such transferee equal to the number of LLC Interests that were transferred. The LLC Agreement also provides that, as a general matter, a Continuing Equity Owner will not have the right to transfer LLC Interests if Clearwater Analytics Holdings, Inc. determines that such transfer would be prohibited by law or regulation, would violate other agreements with Clearwater Analytics Holdings, Inc. to which such Principal Equity Owner or Continuing Equity Owner, as applicable, may be subject or would cause or increase the possibility for CWAN Holdings, LLC to be treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes, as further described in the LLC Agreement.
The LLC Agreement allows holders of LLC Interests to exchange their LLC interests for shares of Class A common stock or, if applicable, shares of Class D common stock, on a one-for-one basis or, at our election, for an amount of cash equal to the fair market value of such shares, as calculated in accordance with the LLC Agreement though we may settle any such exchange in cash only to the extent that we have cash available at least equal to the cash price that was received pursuant to a contemporaneous public offering or private sale.
The Continuing Equity Owners may from time to time (subject to the terms of the LLC Agreement) exercise a right to require redemption of LLC Interests in exchange for cash or, at our election, shares of our Class A or Class D common stock (as the case may be) on a one-for-one basis. We may alternatively acquire such LLC Interests for cash in connection with any exercise of such right. We intend to treat such acquisitions of LLC Interests as direct purchases of LLC Interests from the Continuing Equity Owners for U.S. federal income and other applicable tax purposes. CWAN Holdings, LLC (and each of its subsidiaries classified as a partnership for U.S. federal income tax purposes) intends to have in place an election under Section 754 of the Code effective for each taxable year in which an exchange of LLC Interests for Class A common stock or Class D common stock (as the case may be) or cash occurs. As a result, an exchange of LLC Interests is expected to result in (1) an increase in our proportionate share of the existing tax basis of the assets of CWAN Holdings, LLC and its flow- through subsidiaries and (2) an adjustment in the tax basis of the assets of CWAN Holdings, LLC and its flow- through subsidiaries reflected in that proportionate share (“Basis Adjustments”).
Any increases in our share of the tax basis of the assets of CWAN Holdings, LLC and its flow-through subsidiaries as a result of the purchase of LLC Interests or LLC Interest exchanges will generally have the effect of reducing the amounts that we would otherwise be obligated to pay thereafter to various tax authorities. Such basis increases may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.
Each Continuing Equity Owner’s exchange and redemption rights are subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of our Class A common stock and Class D common stock (as the case may be) that may be applicable to such Continuing Equity Owner (including a lock-up period of not more than 180 days in connection with any registration of our equity securities) and the absence of any liens or encumbrances on such LLC Interests redeemed. In addition, Continuing Equity Owners cannot exercise exchange or redemption rights during applicable blackout periods if the Company or CWAN Holdings, LLC reasonably determines in good faith that the exchange or redemption would be prohibited by law or regulation or would not be permitted under the Company’s written policies, including its insider trading policy. We may impose additional restrictions on exchanges or redemptions that we determine to be necessary or advisable so that CWAN Holdings, LLC does not risk being treated as a “publicly traded partnership” for U.S. federal income tax purposes.
As a holder exchanges LLC Interests and Class B common stock or Class C common stock for shares of Class A common stock or Class D common stock, respectively, or a redemption transaction is effected, the number of LLC Interests held by Clearwater Analytics Holdings, Inc. is correspondingly increased as it acquires the exchanged LLC Interests or funds the redemption transaction, and a corresponding number of shares of Class B common stock or Class C common stock are canceled.
The LLC Agreement also requires that CWAN Holdings, LLC take actions with respect to its LLC Interests, including issuances, reclassifications, distributions, divisions, or recapitalizations, such that (i) we at all times maintain a ratio of one LLC Interest owned by us, directly or indirectly, for each share of Class A common stock or Class D common stock issued by us, and (ii) CWAN Holdings, LLC at all times maintains (a) a one-to-one ratio between the number of shares of Class A common stock or Class D common stock issued by us and the number of LLC Interests owned by us and (b) a one-to-one ratio between the number of shares of Class B common stock and/or Class C common stock owned by the Continuing Equity Owners and the number of LLC Interests owned by the Continuing Equity Owners. As such, in certain circumstances we, as sole managing member, have the authority to take all actions such that, after giving effect to all issuances, transfers, deliveries, or repurchases, the number of outstanding LLC Interests we own equals, on a one-to-one basis, the number of outstanding shares of Class A common stock and Class D common stock.
This summary does not purport to be complete and is qualified in its entirety by the provisions of our form of LLC Agreement, a copy of which was filed as Exhibit 10.5 to the 2023 Annual Report.

Tax Receivable Agreement
We have entered into a Tax Receivable Agreement with the Continuing Equity Owners and the Blocker Shareholders. The Tax Receivable Agreement provides for the payment by us to the Continuing Equity Owners and the Blocker Shareholders, collectively, of 85% (less amounts paid pursuant to the TRA Bonus Agreements) of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of the Tax Attributes. The payment obligations under the Tax Receivable Agreement are not conditioned upon any Continuing Equity Owner or Blocker Shareholder maintaining a continued ownership interest in us or CWAN Holdings, LLC and the rights of the Continuing Equity Owners and the Blocker Shareholders under the Tax Receivable Agreement are assignable. We expect to benefit from the remaining 15% of the tax benefits, if any, that we may actually realize. For a description of the terms of the TRA Bonus Agreements, see “Executive and Director Compensation—TRA Bonus Agreements.”
For purposes of the Tax Receivable Agreement, the tax benefit deemed realized by us will generally be computed by comparing our actual cash income tax liability to the amount of such taxes that we would have been required to pay had there been no Tax Attributes; provided that, for purposes of determining the tax benefit with respect to state and local income taxes, we will use simplifying assumptions. The Tax Receivable Agreement will generally apply to each of our taxable years, beginning with the taxable year that the Tax Receivable Agreement is entered into. There is no maximum term for the Tax Receivable Agreement and the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an agreed-upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions, including as to utilization of the Tax Attributes).

The actual Tax Attributes, as well as any amounts paid to the Continuing Equity Owners and the Blocker Shareholders under the Tax Receivable Agreement, will vary depending on a number of factors, including:
•the timing of any future exchanges—for instance, the increase in any tax deductions will vary depending on the fair value of the depreciable or amortizable assets of CWAN Holdings, LLC and its flow-through subsidiaries at the time of each exchange;
•the price of shares of our Class A common stock at the time of any future exchanges—the Basis Adjustments (as defined therein) are directly related to the price of shares of our Class A common stock at the time of future exchanges;
•the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased tax deductions as a result of the Section 754 election mentioned above will not be available to generate payments under the Tax Receivable Agreement;
•the amount, timing and deductibility of payments under TRA Bonus Agreements—under current law, payments under the TRA Bonus Agreements generally would be expected to give rise to compensatory tax deductions unless certain statutory limitations apply. Because these deductions constitute Tax Attributes, the amounts, timing and deductibility of such payments is not known;
•the amount and timing of our income—the Tax Receivable Agreement generally will require us to pay 85% of the tax benefits from the Tax Attributes as and when those benefits are treated as realized by us under the terms of the Tax Receivable Agreement. If we do not have taxable income in a particular taxable year, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. Nevertheless, any tax benefits with respect to the Tax Attributes that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in future (and possibly previous) taxable years. The utilization of any such tax attributes will result in payments under the Tax Receivable Agreement; and
•applicable tax rates—the tax rates in effect at the time a tax benefit is recognized.
The payment obligations under the Tax Receivable Agreement and the TRA Bonus Agreements are obligations of Clearwater Analytics Holdings, Inc. and not of CWAN Holdings, LLC. Any payments made by us under the Tax Receivable Agreement or the TRA Bonus Agreements will generally reduce the amount of overall cash flow that might have otherwise been available to us or to CWAN Holdings, LLC, and to the extent that we are unable to make payments under the Tax Receivable Agreement or the TRA Bonus Agreements for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. We anticipate funding ordinary course payments under the Tax Receivable Agreement and the TRA Bonus Agreements from cash flow from operations of CWAN Holdings, LLC and its subsidiaries, borrowings under our credit facilities and/or available cash.
We expect that the payments we will be required to make under the Tax Receivable Agreement will be substantial. Assuming no material changes in relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the tax savings associated with the Transactions or exchanges of LLC Interests as described above would aggregate to approximately $691 million for tax years 2024 and forward. Under this scenario, we would be required to pay the other parties to the Tax Receivable Agreement and under the TRA Bonus Agreements approximately 85% of such amount, or $587 million. The actual amounts we will be required to pay may materially differ from these hypothetical amounts, because potential future tax savings that we will be deemed to realize, and the Tax Receivable Agreement payments and the TRA Bonus Agreement payments made by us, will be calculated based in part on the market value of our common stock at the time of each redemption or exchange of an LLC Interest for cash or a share of common stock and the prevailing applicable federal tax rate (plus the assumed combined state and local tax rate) applicable to us over the life of the Tax Receivable Agreement and will depend on our generating sufficient taxable income to realize the tax benefits that are subject to the Tax Receivable Agreement.
The Tax Receivable Agreement provides that if (1) certain mergers, asset sales, other forms of business combination, or other changes of control were to occur; (2) we materially breach any of our material obligations under the Tax Receivable Agreement; or (3) at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate, and our obligations, or our successor’s obligations, to make payments under the Tax Receivable Agreement and the TRA Bonus Agreements will accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement and, to the extent applicable, that any LLC Interests that have not been exchanged are deemed exchanged for the fair market value of our Class A common stock at the time of termination.
As a result of a change in control, material breach or our election to terminate the Tax Receivable Agreement early, (1) we could be required to make cash payments to the Continuing Equity Owners, the Blocker Shareholders and certain executive officers that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement and the TRA Bonus Agreements and (2) we would be required to make an immediate cash payment equal to the anticipated future tax benefits that are the subject of the Tax Receivable Agreement discounted in accordance with the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement and the TRA Bonus Agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. We may not be able to finance our obligations under the Tax Receivable Agreement and the TRA Bonus Agreements.
Payments under the Tax Receivable Agreement and the TRA Bonus Agreements will be based on the tax reporting positions that we determine, which tax reporting positions will be based on the advice of our tax advisors. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or the use of the Tax Attributes, we will not be reimbursed for any cash payments previously made to certain of our Continuing Equity Owners and Blocker Shareholders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently disallowed, in whole or in part, by the IRS or other applicable taxing authority. For example, if the IRS later asserts that we did not obtain a tax basis increase, among other potential challenges, then we would not be reimbursed for any cash payments previously made to certain of our Continuing Equity Owners and Blocker Shareholders pursuant to the Tax Receivable Agreement with respect to such tax benefits that we had initially claimed. Instead, any excess cash payments made by us pursuant to the Tax Receivable Agreement will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. Nevertheless, any tax benefits initially claimed by us with respect to the Tax Attributes may not be disallowed for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. Accordingly, there may not be sufficient future cash payments against which to net. The applicable U.S. federal income tax rules are complex, and the IRS or a court may disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement with respect to the Tax Attributes that are substantially greater than our actual cash tax savings therefrom.
Under the Tax Receivable Agreement, we are required to provide to certain Continuing Equity Owners a schedule setting forth the calculation of payments that are due under the Tax Receivable Agreement and the TRA Bonus Agreements with respect to each taxable year in which a payment obligation arises within 120 days after filing our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the Tax Receivable Agreement will generally be made within five business days after this schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement, although interest on such payments will begin to accrue at a rate of the lesser of (i) SOFR plus 100 basis points and (ii) 6.5% (the “Agreed Rate”) from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at the Agreed Rate until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.
This summary does not purport to be complete and is qualified in its entirety by the provisions of our form of Tax Receivable Agreement, a copy of which was filed as Exhibit 10.4 to the 2023 Annual Report.

Registration Rights Agreement
In connection with our IPO, we entered into a second amended and restated registration rights agreement, or the “Registration Rights Agreement,” with certain of the Continuing Equity Owners, including certain members of our management. Subject to certain conditions, the Registration Rights Agreement provides certain of the Continuing Equity Owners with “long-form” demand registrations and “short-form” demand registration rights, as well as shelf registration rights. The Registration Rights Agreement also provides certain of the Continuing Equity Owners with customary “piggyback” registration rights. The Registration Rights Agreement contains provisions that require the parties thereto to coordinate with one another with respect to sales of our common stock and contains certain limitations on the ability of certain of the Continuing Equity Owners and certain members of our management party to the Registration Rights Agreement to offer, sell or otherwise dispose of shares of our common stock. The Registration Rights Agreement provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act. This summary does not purport to be complete and is qualified in its entirety by the provisions of our form of Registration Rights Agreement, a copy of which was filed as Exhibit 10.2 to the 2023 Annual Report.

Stockholders’ Agreement
In connection with the IPO, we entered into the Stockholders’ Agreement with the Principal Equity Owners (and their respective permitted transferees thereunder party thereto from time to time). Pursuant to the Stockholders’ Agreement, for so long as the Company is a “controlled company” under the NYSE standards, the Board will be comprised of no more than ten directors, and (i) Welsh Carson will have the right to designate five nominees for election to our Board, of which one must be an “independent director,” as defined under the rules of NYSE and qualify as an independent director for purposes of Rule 10A-3 under the Exchange Act and NYSE rules requiring us to have one independent Audit Committee member upon the listing of our Class A common stock (an “Audit Committee Independent Director”), (ii) Permira will have the right to designate one nominee so long it owns at least 33.3% of the shares of our common stock that it holds immediately following the consummation of this offering (the “Closing Shares”), (iii) Warburg Pincus will have the right to designate one nominee so long as it owns at least 33.3% of its Closing Shares, (iv) Permira and Warburg Pincus will each have the right to designate (by mutual agreement for so long as both have such right and if only one of Warburg Pincus or Permira have such right, the one that has such right) one nominee who would qualify as an Audit Committee Independent Director so long as each owns at least 50% of its Closing Shares, (v) Welsh Carson, Permira and Warburg Pincus will each have the right to designate (by mutual agreement so long as more than one stockholder has such right and if only one of Welsh Carson, Warburg Pincus or Permira have such right, the one that has such right) one nominee who would qualify as an Audit Committee Independent Director so long as, in the case of Permira and Warburg Pincus, it owns at least 33.3% of its Closing Shares and (vi) the Chief Executive Officer of the Company must be nominated as a director. The Principal Equity Owners continue to control a majority of our voting power and, as a result, we are a “controlled company” within the meaning of the NYSE corporate governance standards. After giving effect to the multi-class common stock structure in which each share of our Class C common stock and each share of our Class D common stock entitles its holder to ten votes per share on all matters presented to our stockholders generally, we expect that we will remain a “controlled company” for so long as the Principal Equity Owners hold at least approximately 9.1% of the issued and outstanding shares of our common stock.
For so long as the Company is not a “controlled company” under the NYSE standards, pursuant to the Stockholders’ Agreement, the Board would be comprised of no more than eleven directors, and (i) Welsh Carson will have the right to designate two nominees so long as it owns at least 5% of the outstanding shares of our common stock, (ii) Permira will have the right to designate one nominee so long as it owns at least the greater of 33.3% of its Closing Shares and 5% of the outstanding shares of our common stock, (iii) Warburg Pincus will have the right to designate one nominee so long as it owns at least the greater of 33.3% of its Closing Shares and 5% of the outstanding shares of our common stock and (iv) the Chief Executive Officer of the Company must be nominated as a director.
The Stockholders’ Agreement also provides that (i) so long as Permira beneficially owns at least 50% of its Closing Shares and is otherwise entitled to designate at least one nominee under the Stockholders’ Agreement, one Permira director nominee will be entitled to be on all committees and Permira will be entitled to appoint up to two non-voting observers at Board meetings; (ii) so long as Warburg Pincus beneficially owns at least 50% of its Closing Shares and is otherwise entitled to designate at least one nominee under the Stockholders’ Agreement, one Warburg Pincus director nominee will be entitled to be on all committees and Warburg Pincus will be entitled to appoint up to two non-voting observers at Board meetings; and (iii) the Welsh Carson director nominees will be entitled to be on all committees and, so long as Welsh Carson is otherwise entitled to designate at least one nominee under the Stockholders’ Agreement, Welsh Carson will be entitled to appoint up to two non-voting observers at Board meetings. The committee designation rights are subject to exceptions with respect to any such committee whose function relates solely to arrangements with the relevant Principal Equity Owner and to the extent that such membership would violate applicable securities laws or the NYSE standards.
The Principal Equity Owners have each additionally agreed to take all necessary action, including voting their respective shares of common stock, to cause the election of the directors nominated pursuant to the Stockholders’ Agreement, and will each be entitled to propose the replacement of any of its board nominees whose board service ceases for any reason regardless of each Principal Equity Owner’s beneficial ownership of our common stock at the time of such vacancy. No board member designated in connection with the Stockholders’ Agreement will be required to immediately tender his or her resignation upon the loss of rights by any Principal Equity Owner responsible for his or her designation, and each such director may continue to serve until the end of his or her then current term. The board member designation rights pursuant to the Stockholders’ Agreement will have the effect of making it more difficult for stockholders to change the composition of our Board.
Under the Stockholders’ Agreement, prior to the Trigger Event, directors nominated by a Principal Equity Owner and serving as a director shall not be removed by the other Principal Equity Owners without cause.
Under the Stockholders’ Agreement, we have agreed, subject to certain exceptions, to indemnify the Principal Equity Owners, and various affiliated persons and indirect equityholders of the Principal Equity Owners from certain losses arising out of any threatened or actual litigation by reason of the fact that the indemnified person is or was a holder of our common stock or, prior to the completion of the Transactions, of equity interests in CWAN Holdings, LLC.
This summary does not purport to be complete and is qualified in its entirety by the provisions of our form of Stockholders’ Agreement, a copy of which was filed as Exhibit 10.3 to the 2023 Annual Report.

Limitation of Liability and Indemnification of Officers and Directors
Our certificate of incorporation and bylaws provide that we shall indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporate Law. We have also entered into customary indemnification agreements with each of our executive officers and directors that provide them with customary indemnification in connection with their service to us or on our behalf.

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.
WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. These filings are also available on our corporate website at https://investors.clearwateranalytics.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this Proxy Statement.
COST OF PROXY SOLICITATION
The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

APPENDIX A
Non-GAAP Financial Measures
This Proxy Statement contains information regarding financial measures that are not calculated in accordance with GAAP. We believe that these non-GAAP financial measures are appropriate to enhance an overall understanding of our fiscal 2023 performance in relation to the principal elements of the Company’s annual executive compensation program considered by the Compensation Committee, as described in the “Executive Compensation Discussion and Analysis” section of this Proxy Statement.
However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for certain-GAAP financial measures to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of such non-GAAP financial measures to their most directly comparable GAAP financial measures.
Management encourages stockholders and others to review Clearwater’s financial information in its entirety and not rely on a single financial measure.
Income from operations, non-GAAP
We define income from operations, non-GAAP as GAAP income (loss) from operations excluding equity-based compensation and related payroll taxes, depreciation and amortization, amortization of prepaid management fees and reimbursable expenses, transaction expenses and UP-C expenses.
The following table presents our non-GAAP financial results for the year ended December 31, 2023 and 2022 (in thousands):

	Year Ended December 31,
	2023	2022
Revenue	$368,168	$303,426

Gross profit	$261,041	$215,642
Adjustments:
Equity-based compensation expense and related payroll taxes	12,734	9,083
Depreciation and amortization	7,999	3,290
Gross profit, non-GAAP	$281,774	$228,015
As a percentage of revenue, non-GAAP	77%	75%

Cost of Revenue	$107,127	$87,784
Adjustments:
Equity-based compensation expense and related payroll taxes	12,734	9,083
Depreciation and amortization	7,999	3,290
Cost of revenue, non-GAAP	$86,394	$75,411
As a percentage of revenue, non-GAAP	23%	25%

Research and development	$123,925	$94,120
Adjustments:
Equity-based compensation expense and related payroll taxes	24,221	18,016

Equity-based compensation expense related to JUMP acquisition	1,406	—
Depreciation and amortization	1,044	1,293
Research and development, non-GAAP	$97,254	$74,811
As a percentage of revenue, non-GAAP	26%	25%

Sales and marketing	$60,365	$52,638
Adjustments:
Equity-based compensation expense and related payroll taxes	16,419	13,389
Equity-based compensation expense related to JUMP acquisition	—	—
Depreciation and amortization	589	286
Sales and marketing, non-GAAP	$43,357	$38,963
As a percentage of revenue, non-GAAP	12%	13%

General and administrative	$93,496	$63,767
Adjustments:
Equity-based compensation expense and related payroll taxes	41,532	24,216
Equity-based compensation (benefit) expense related to JUMP acquisition	11,766	1,821
Depreciation and amortization	297	270
Amortization of prepaid management fees and reimbursable expenses	2,592	2,486
Transaction expenses	2,052	1,711
Up-C structure expenses	—	158
General and administrative, non-GAAP	$35,258	$33,105
As a percentage of revenue, non-GAAP	10%	11%

Income (loss) from operations	$(16,745)	$5,117
Adjustments:
Equity-based compensation expense and related payroll taxes	94,906	64,704
Equity-based compensation (benefit) expense related to JUMP acquisition	13,172	1,821
Depreciation and amortization	9,929	5,139
Amortization of prepaid management fees and reimbursable expenses	2,592	2,486
Transaction expenses	2,052	1,711
Up-C structure expenses	—	158
Income from operations, non-GAAP	$105,905	$81,136
As a percentage of revenue, non-GAAP	29%	27%

Net loss	$(23,083)	$(6,695)
Adjustments:
Equity-based compensation expense and related payroll taxes	94,906	64,704
Equity-based compensation (benefit) expense related to JUMP acquisition	13,172	1,821
Depreciation and amortization	9,929	5,139
Tax receivable agreement expense	14,396	11,639

Amortization of prepaid management fees and reimbursable expenses	2,592	2,486
Transaction expenses	2,052	1,711
Up-C structure expenses	—	158
Tax impacts of adjustments to net loss(1)	(28,545)	(23,874)
Net income, non-GAAP	$85,419	$57,089
As a percentage of revenue, non-GAAP	23%	19%

Net income per share - basic, non-GAAP	$0.43	$0.31
Net income per share - diluted, non-GAAP	$0.33	$0.23

Weighted-average common shares outstanding - basic	199,691,873	185,560,683
Weighted-average common shares outstanding - diluted	255,750,590	249,664,138
(1)The non-GAAP effective tax rate was 25% and 29% for the year ended December 31, 2023 and 2022, respectively, and has been used to adjust the provision for income taxes for non-GAAP net income and non-GAAP basic and diluted net income per share.

Clearwater Analytics Holdings, Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

PROPOSAL	YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS
1. Elect the three persons named in the proxy statement as Class III directors for terms of three years:	FOR	WITHHOLD	
(a) Eric Lee	☐	☐	**FOR**
(b) Cary Davis	☐	☐	**FOR**
(c) Andrew Young	☐	☐	**FOR**

	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN	
4. To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers every one, two or three years.	☐	☐	☐	☐	**THREE YEARS**